Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-159910

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Debt Securities	$300,000,000	$16,740

(1)	The filing fee has been calculated and paid in accordance with Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, in connection with the offering of senior notes by means of this prospectus supplement and the accompanying prospectus. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Torchmark Corporation’s Registration Statement No. 333-159910 on Form S-3.

Prospectus Supplement

June 25, 2009

(To Prospectus dated June 11, 2009)

$300,000,000

9.25% Senior Notes due 2019

We will pay interest on the 9.25% Senior Notes due 2019 (the “notes”) on June 15 and December 15 of each year, beginning on December 15, 2009. The notes will mature on June 15, 2019.

We may redeem the notes at any time at the make-whole premium set forth under the heading “Description of Notes—Optional Redemption” in this prospectus supplement.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding. The notes are not and will not be listed on any securities exchange.

An investment in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public(1)	100%	$300,000,000
Underwriting Discount	0.825%	$2,475,000
Proceeds (before expenses) to Torchmark Corporation	99.175%	$297,525,000

(1)	Plus accrued interest, if any, from June 30, 2009 if settlement occurs after that date.

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants (including Clearstream, Luxembourg and the Euroclear System) on or about June 30, 2009.

Joint Book-Running Managers

Wachovia Securities	SunTrust Robinson Humphrey

Co-Managers

Morgan Keegan & Company, Inc.

Comerica Securities	U.S. Bancorp Investments, Inc.	BBVA Securities	KeyBanc Capital Markets

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights important information about Torchmark Corporation and this offering. It does not contain all of the information that may be important to you in connection with your decision to invest in the notes. We encourage you to read this prospectus supplement and the accompanying prospectus in their entirety as well as the information we incorporate by reference before making an investment decision.

Torchmark Corporation

We are an insurance holding company that provides protection life and supplemental health insurance and related products. We were incorporated in Delaware on November 29, 1979. We are the ultimate parent company of Liberty National Life Insurance Company (“Liberty National”), Globe Life And Accident Insurance Company (“Globe Life And Accident”), United American Insurance Company (“United American”), United Investors Life Insurance Company (“United Investors”), and American Income Life Insurance Company (“American Income”). Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income provides individual life insurance to labor union members. Liberty National, one of the oldest traditional insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of Medicare supplemental health insurance.

Our principal executive offices are located at 3700 South Stonebridge Drive, McKinney, Texas 75070, and our telephone number is (972) 569-4000. Unless the context otherwise indicates, the terms “Torchmark”, “we”, “us” or “our” means Torchmark Corporation and its consolidated subsidiaries.

Recent Developments

As previously disclosed by us in our filings with the Securities and Exchange Commission, on January 18, 2008, purported class action litigation was filed against Liberty National in the U.S. District Court for the Southern District of Florida (Max Joseph, et al v. Liberty National Life Insurance Company, Case No. 08-20117 CIV—Martinez) on behalf of all black Haitian-Americans who reside in Florida (including both naturalized and alien persons) and who have or have had an ownership interest in life insurance policies sold by Liberty National, wherein it is alleged that Liberty National issued and administered such policies on a discriminatory basis because of their race and Haitian ancestry, ethnicity or national origin. The plaintiffs alleged an intentional plan on behalf of Liberty National to discriminate against the black Haitian-American community in the formation, performance and termination of life insurance contracts in violation of 42 U.S.C. §1981 and §1982 by target marketing and underwriting inquiries regarding whether the applicant for insurance was Haitian, had traveled to Haiti in the past or planned to do so at any time in the future and, based upon such information, either denying the application or issuing a substandard policy, or in some instances it was alleged, refusing to pay death benefits on issued policies. The plaintiffs sought unspecified compensatory damages in excess of $75,000, punitive damages, injunctive relief, attorneys’ fees and other relief. After the death of one of the named class plaintiffs and the District Court’s dismissal of that plaintiff’s claims without prejudice, the remaining two class plaintiffs elected to proceed with this litigation on an individual basis. On January 22, 2009, the District Court issued an Order granting Liberty National’s Motion for Summary Judgment and closing the case. On April 20, 2009, these two individual plaintiffs filed a notice of appeal with the Court and subsequently filed a motion for extension of time on May 11, 2009. On May 27, 2009, the U.S. Circuit Court of Appeals for the Eleventh Circuit granted these plaintiffs an extension of time to file an initial brief. Liberty National’s motion to dismiss the appeal as untimely has not yet been ruled on by the Eleventh Circuit.

A no-opt-out class action settlement was reached in substantially identical class litigation filed on September 17, 2008 in the United States District Court for the Southern District of Florida (Marlene Joseph v. Liberty National Life Insurance Company, Case No. 08-1:08-cv-22580). On May 27, 2009, the District Court entered a final order and judgment approving the settlement agreement and dismissing this case with prejudice. There were no objectors to the class settlement.

On June 3, 2009, the Florida Office of Insurance Regulation issued an order to Liberty National to show cause why the Florida Office should not issue a final order suspending or revoking Liberty National’s certificate of authority to do an insurance business in the State of Florida. The order asserts that Liberty National has engaged in unfair trade practices in violation of Florida law through past underwriting practices used by Liberty National with regard to insurance applications submitted by persons who lived in the United States but who were not U.S. citizens. Liberty National denies the allegations made by the Florida Office. Liberty National will respond to the Florida Office’s order in a timely manner and will pursue appropriate administrative procedures with the Florida Office.

The Offering

The following is a brief summary of certain terms of this offering. For a more complete description, see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Torchmark Corporation

Notes Offered	9.25% Senior Notes due 2019

Principal Amount	$300,000,000

Maturity	The notes will mature on June 15, 2019

Interest Rate	The notes will bear interest from June 30, 2009 at the rate of 9.25% per year, payable semi-annually in arrears.

Interest Payment Dates	June 15 and December 15 of each year, beginning December 15, 2009, to holders of record on the June 1 or December 1 preceding the relevant interest payment date.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will effectively rank junior to the current and future liabilities of our subsidiaries, and our ability to pay principal and interest on the notes will be affected by the ability of our subsidiaries, our principal source of cash flow, to declare and distribute dividends to us.

As of March 31, 2009, we had $609.1 million (par value) of senior indebtedness outstanding.

Optional Redemption	We may redeem the notes, in whole or in part at any time or from time to time, at the make-whole premium described under the heading “Description of Notes—Optional Redemption.”

Sinking Fund	None.

Ratings	Our outstanding senior unsecured indebtedness has been rated “A” by Standard & Poor’s Ratings Group (“Standard & Poor’s”), “Baa1” by Moody’s Investors Service, Inc. (“Moody’s”), “BBB+” by Fitch, Inc. (“Fitch”), and “a-” by A.M. Best Company (“A.M. Best”). Standard & Poor’s has rated the notes “A”, and Moody’s has rated the notes “Baa1”. Moody’s and Standard & Poor’s maintain our ratings on negative outlook. On June 5, 2009, Fitch downgraded the rating of our senior unsecured indebtedness from “A” to “BBB+”. Fitch continues to maintain our ratings on negative outlook. At the time of the downgrade, Fitch stated, among other things, that its action reflected Fitch’s ongoing review of our statutory capital, our exposure to the current financial market turmoil and the expectation of continued investment deterioration in 2009 and 2010. On June 11, 2009, A.M. Best revised its outlook on our ratings from stable to negative. A.M. Best stated, among other things, that its revised outlook reflected a heightened risk in our investment portfolio.

Ratings reflect only the rating agencies’ views and are not recommendations to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the liquidity and market value of the notes.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes for the repayment of the outstanding $99,450,000 in aggregate principal amount of our 8 1/ 4% Senior Debentures that mature on August 15, 2009, plus accrued and unpaid interest thereunder, and general corporate purposes.

Certain Covenants	The indenture governing the notes contains certain restrictive covenants that, among other things, will limit our ability to:

•	incur or permit any of our subsidiaries to incur any indebtedness which is secured by an encumbrance on the common stock of certain designated subsidiaries; and

•	issue, sell, transfer or dispose of shares of certain designated subsidiaries or to permit such subsidiaries to issue, sell, transfer or dispose of such shares.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes—Restrictive Covenants” in this prospectus supplement and under the heading “Description of Debt Securities” in the accompanying prospectus.

Risk Factors	Your investment in the notes will involve risks. You should carefully consider the discussion of risks under “Risk Factors” beginning on page S-5 below and the other information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before deciding to make an investment in the notes.

RISK FACTORS

Investing in the notes involves a number of risks. You should carefully consider risks described below, as well as the risks, uncertainties and assumptions discussed in our Form 10-K for the year ended December 31, 2008 and our Form 10-Q for the quarter ended March 31, 2009, which are incorporated herein by reference, and which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. You should also note, however, that the business, financial condition, results of operations and prospects of Torchmark may have changed since the respective dates of those reports. In consultation with your own financial and legal advisors, you should carefully consider the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, and pay special attention to the following discussion of risks before buying any of the notes.

Risks Related to Our Business

Product Marketplace and Operational Risks:

The insurance industry is a mature, regulated industry, populated by many firms. We operate in the life and health insurance sections of the insurance industry, each with its own set of risks.

The development and maintenance of our various distribution systems are critical to growth in product sales and profits. Because our life and health insurance sales are primarily made to individuals, rather than groups, and the face amounts sold are lower than that of policies sold in the higher income market, the development, maintenance, and retention of adequate numbers of producing agents and direct response systems to support growth of sales in this market are critical. We compete for producing agents with other insurers primarily on the basis of our products and compensation. Adequate compensation that is competitive with other employment opportunities and that also motivates producing agents to increase sales is critical, as our competitors seek to hire away our agents from time to time. Increased competition has led to a reduction in agents in our United American Branch Office Agency and United American Independent Agency, which have historically been our major health distribution channels. In direct response, continuous development of new offerings and cost efficiency are key. Less than optimum execution of these strategies may result in reduced sales and profits.

Economic conditions may materially adversely affect our business and results of operations. We serve primarily the middle-income market for individual protection life and health insurance and, as a result, we compete directly with alternative uses of a customer’s disposable income. If disposable income within this demographic group declines or the use of disposable income becomes more limited, as a result of an economic downturn or otherwise, then new sales of our insurance products could become more challenging, and our policyholders may choose to defer paying insurance premiums or stop paying insurance premiums altogether.

Changes in assumed rates of mortality, morbidity, persistency, and healthcare utilization could negatively affect our results of operations and financial condition. We establish a liability for our policy reserves to pay future policyholder benefits and claims. These reserves do not represent an exact calculation of liability, but rather are actuarial estimates based on models that include many assumptions and projections which are inherently uncertain. The reserve computations involve the exercise of significant judgment with respect to levels of mortality, morbidity, persistency, and healthcare utilization, as well as the timing of premium and benefit payments. Even though our actuaries continually test expected-to-actual results, actual levels that occur may differ significantly from the levels assumed when premium rates were first set. Accordingly, we cannot determine with precision the ultimate amounts of claims or benefits that we will pay or the timing of such payments. Significant variations from the levels assumed when policy reserves are first set could negatively affect our profit margins and income.

Credit rating downgrades could negatively affect our ability to access credit or equity markets. A deterioration in the financial condition of our insurance subsidiaries could result in a lowering of our credit ratings, as well as limit or restrict their ability to pay dividends to us. A restriction on our ability to access funds from our subsidiaries could result in a further downgrade on our credit ratings. These downgrades could affect our ability to access the credit or equity markets on favorable terms.

Life Insurance Marketplace Risk:

Our life products are sold in selected niche markets. We are at risk should any of these markets diminish. We have two life distribution channels that focus on distinct market niches: labor union members and sales via direct response distribution. The contraction of the size of either market could adversely affect sales. In recent years, labor union membership has experienced minimal growth and has declined as a percentage of employed workers. Most of our direct response business is solicited either through direct mail or by insertion into other mail media for distribution. Significant adverse changes in postage cost or the acceptance of unsolicited marketing mail by consumers could negatively affect this business.

Health Insurance Marketplace Risks:

Congress could make changes to the Medicare program which could impact our Medicare Supplement and Medicare Part D prescription drug insurance business. Medicare Supplement insurance constitutes a significant portion of our in-force health insurance business. Because of increasing medical cost inflation and concerns about the solvency of the Medicare program, it is possible that changes will be made to the Medicare program by Congress in the future. The nature and timing of these changes cannot be predicted and could have a material adverse effect on that business.

Our Medicare Supplement business could be negatively affected by alternative healthcare providers. Our Medicare Supplement business is impacted by market trends in the senior-aged health care industry that provide alternatives to traditional Medicare, such as health maintenance organizations (HMOs) and other managed care or private plans. The success of these alternative businesses could negatively affect the sales and premium growth of traditional Medicare Supplement insurance.

Our Medicare Supplement and other health insurance business is subject to intense competition primarily on the basis of price which could restrict future sales. In recent years, price competition in the traditional Medicare Supplement market, as well as the market for other health products, has been significant, characterized by some insurers who have been willing to earn very small profit margins or to underprice new sales in order to gain market share. We have elected not to compete on those terms, which has negatively affected sales. Should these industry practices continue, it is likely that our sales of health insurance products will remain depressed.

Our health insurance business is at risk in the event of government-sponsored under-age-65 health insurance. Currently, our leading health insurance sales are from limited benefit products sold to people under age 65. These products are in demand when buyers are either self employed or their employers offer limited or no health insurance to employees. If in the future the government offers comprehensive health care to people under age 65, demand for this product would likely decline, which would have a material adverse effect on our sales in this business.

An inability to obtain timely and appropriate premium rate increases for the health insurance policies we sell due to regulatory delay could adversely affect our results of operations and financial condition. Approximately 51% of the health insurance premiums that our insurance subsidiaries earned in 2008 was from Medicare Supplement insurance. Medicare Supplement insurance and the terms under which the premiums for such policies may be increased are highly regulated at both the state and federal level. As a result, it is characterized by lower profit margins than life insurance and requires strict administrative discipline and economies of scale for success. Because Medicare Supplement policies are coordinated with the federal Medicare program, which experiences health care inflation every year, annual premium rate increases for the Medicare Supplement policies are necessary. Obtaining timely rate increases is of critical importance to our success in this market. Accordingly, the inability of our insurance subsidiaries to obtain approval of premium rate increases in a timely manner from state insurance regulatory authorities in the future could adversely impact their profitability.

Variable Annuity Marketplace Risk:

Our variable annuity business is at risk should equity markets decline. Revenues and underwriting income for variable annuities are based on policyholder account values which consist of investments primarily in equity markets. When equity markets decline, not only would revenues be expected to decline, but we would generally expect redemptions to increase, further negatively affecting revenues and underwriting income. As a part of this business, we also guarantee a minimum death benefit to policyholders to be paid regardless of account size upon death. Therefore, even though variable annuities are no longer a significant part of our business and we no longer offer variable annuity products, because of this guaranteed death benefit, our obligation costs rise as the account balance declines. Additionally, the decline in policyholder account size will require us to adjust our actuarial assumptions on this business to take into account the lower revenues. As a result, these revisions in assumptions could cause us to accelerate the amortization of deferred acquisition costs and will generally negatively impact our underwriting income.

Investment Risks:

Our investments are subject to market and credit risks. Our invested assets are subject to the customary risks of defaults, downgrades, and changes in market values. Substantially all of our investment portfolio consists of fixed-maturity and short-term investments. A significant portion of our fixed-maturity investments is comprised of corporate bonds, exposing us to the risk that individual corporate issuers will not have the ability to make required interest or principal payments on the investment. Factors that may affect both market and credit risks include interest rate levels, financial market performance, disruptions in credit markets, and general economic conditions, as well as particular circumstances affecting the businesses or industries of each issuer. Additionally, because the majority of our investments are longer-term fixed maturities that we typically hold until maturity, significant increases in interest rates, widening of credit spreads, or inactive markets associated with market downturns could cause a material temporary decline in the fair value of our fixed investment portfolio, even with regard to performing assets. These declines could cause a material increase in unrealized losses in our investment portfolio. Significant unrealized losses can substantially reduce our capital position and shareholders’ equity. It is possible that our investment in certain of these securities with unrealized losses may experience a default event and that a portion or all of that unrealized loss may not be recoverable. In that case, the unrealized loss will be realized, at which point we would take an impairment charge, reducing our net income.

Difficulties in the business of particular issuers or in industries in which we hold investments could cause significant downgrades, delinquencies and defaults in our investment portfolio, potentially resulting in lower net investment income and increased realized and unrealized investment losses. Difficult conditions in U.S. capital markets in recent periods have caused a notable increase in the troubled status of businesses in which we hold investments. If difficulties within these businesses and industries increase or continue without improvement, there could be increased deferrals and defaults on amounts owed to us. If difficult conditions in the capital markets and the economic recession continue or worsen, we could experience additional credit downgrades or default events within our investment portfolio.

A default by an issuer could result in a significant other-than-temporary impairment of that investment, causing us to write the investment down and take a charge against net income. The risk of default is higher for bonds with longer-term maturities, which we acquire in order to match our long-term insurance obligations. We attempt to reduce this risk by purchasing only investment grade securities and by carefully evaluating an issuer before entering into an investment. Also, while we have invested in a broad array of industries and issuers in order to attempt to maintain a highly diversified portfolio, approximately 31% of our fixed-maturity investments at fair value as of March 31, 2009 was in banks, insurance companies, and other financial institutions, which have experienced an increased level of downgrades recently. Moreover, we cannot be assured that any particular issuer, regardless of industry, will be able to make required interest and principal payments, on a timely basis or at all. Any further other-than-temporary impairments could reduce our statutory surplus, leading to lower risk-based capital ratios, potential downgrades of our ratings by rating agencies and a potential reduction of future dividend capacity from our insurance subsidiaries. While we intend to hold our investments until maturity, a severe increase in defaults could cause us to suffer a significant decrease in investment income or principal repayments, resulting in substantial realized losses from the writedowns of impaired investments. Current net income would be negatively impacted by the writedowns, and prospective net income would be adversely impacted by the loss of future interest income.

A decline in interest rates could negatively affect income. Declines in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the rates credited to the net policy liabilities. While we attempt to manage our investments to preserve the excess investment income spread, we provide no assurance that a significant and persistent decline in interest rates will not materially affect such spreads. Significant decreases in interest rates could result in calls by issuers of investments, where such features are available to issuers. These calls could result in a decline in our investment income, as reinvestment of the proceeds would likely be at lower rates.

Liquidity Risks:

Our liquidity to fund operations is substantially dependent on funds available, primarily dividends, from our insurance subsidiaries. As a holding company with no direct operations, our principal asset is the capital stock of our insurance subsidiaries, which periodically declare and distribute dividends on their capital stock. Moreover, our liquidity, including our ability to pay our operating expenses and to make principal and interest payments on debt securities or other indebtedness owed by us, as well as our ability to pay dividends on our common stock or any preferred stock, depends significantly upon the surplus and earnings of our insurance subsidiaries and the ability of these subsidiaries to pay dividends or to advance or repay funds to us. Other sources of liquidity for us also include a variety of short- and long-term instruments, including our credit facility, commercial paper and medium- and long-term debt.

The principal sources of our insurance subsidiaries’ liquidity are insurance premiums, as well as investment income, maturities, repayments, and other cash flow from our investment portfolio. Our insurance subsidiaries are subject to various state statutory and regulatory restrictions applicable to insurance companies that limit the amount of cash dividends, loans, and advances that those subsidiaries may pay to us, including laws establishing minimum solvency and liquidity thresholds. For example, under certain state insurance laws, an insurance company generally may pay dividends only out of its unassigned surplus as reflected in its statutory financial statements filed in that state. Additionally, dividends paid by insurance subsidiaries are generally limited to the greater of statutory net gain from operations, excluding capital gains and losses, or 10% of statutory surplus without regulatory approval. Accordingly, a disruption in our insurance subsidiaries’ operations could reduce their capital or cash flow and, as a result, limit or disallow payment of dividends to us, a principal source of our cash flow.

We can give no assurance that more stringent restrictions will not be adopted from time to time by states in which our insurance subsidiaries are domiciled, which could, under certain circumstances, significantly reduce dividends or other amounts paid to us by our subsidiaries. Changes in these laws could constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses. Additionally, the inability of our insurance subsidiaries to obtain approval of premium rate increases in a timely manner from state insurance regulatory authorities could adversely impact their profitability, and thus their ability to declare and distribute dividends to us. Limitations on the flow of dividends from our subsidiaries could limit our ability to service and repay debt or to pay dividends on our capital stock.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs or access capital, as well as affect our cost of capital. The capital and credit markets have been experiencing extreme instability and disruption for an extended period of time. In some cases, the markets have exerted downward pressure on the availability of liquidity and credit capacity for certain industries and issuers. Additionally, our credit spreads have widened considerably recently, which increases the interest rate we must pay on any new debt obligation we may issue and which may reduce our income. If the credit and capital markets continue to experience significant disruption, uncertainty and instability, these conditions could adversely affect our access to capital. Such market conditions may limit our ability to replace maturing liabilities (in a timely manner or at all) and/or access the capital necessary to grow our business.

In the event that current resources do not satisfy our needs, we may have to seek additional financing or raise capital. The availability of additional financing or capital will depend on a variety of factors such as market conditions, the general availability of credit or capital, the volume of trading activities, the overall availability of credit to the insurance industry, and our credit ratings and credit capacity. Additionally, customers, lenders, or investors could develop a negative perception of our long- or short-term financial prospects if we incur large investment losses or if the level of our business activity decreases due to a market downturn. Our access to funds may also be impaired if regulatory authorities or rating agencies take negative actions against us. Please see “Risks Related to the Offering—Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations, as well as the liquidity and market value of the notes” below for a description of our ratings and ratings outlook. Our internal sources of liquidity may prove to be insufficient, and, in such case, we may not be able to successfully obtain additional financing on favorable terms, or at all. As such, we may be forced to delay raising capital, issue shorter term securities than we prefer, or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Therefore, as a result, our results of operations, financial condition, and cash flows could be materially negatively affected by disruptions in the financial markets.

Regulatory Risks:

Our businesses are heavily regulated, and changes in regulation may reduce our profitability and growth. Insurance companies, including our insurance subsidiaries, are subject to extensive supervision and regulation in the states in which we do business. The primary purpose of this supervision and regulation is the protection of our policyholders, not our investors. State agencies have broad administrative power over numerous aspects of our business, including premium rates and other terms and conditions that we can include in the insurance policies offered by our insurance subsidiaries, marketing practices, advertising, licensing agents, policy forms, capital adequacy, solvency, reserves, and permitted investments. Also, regulatory authorities have relatively broad discretion to grant, renew, or initiate procedures to revoke licenses or approvals. The insurance laws, regulations and policies currently affecting Torchmark and its insurance subsidiaries may change at any time, possibly having an adverse effect on our business. We may be unable to maintain all required licenses and approvals, and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines.

We cannot predict the timing or substance of any future regulatory initiatives. In recent years, there has been increased scrutiny of insurance companies, including our insurance subsidiaries, by insurance regulatory authorities, which has included more extensive examinations and more detailed review of disclosure documents. These regulatory authorities may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper. These actions can result in substantial fines, penalties, or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations, or financial condition. Additionally, changes in the overall legal or regulatory environment may, even absent any particular regulatory authority’s interpretation of an issue changing, cause us to change our views regarding the actions that we need to take from a legal or regulatory risk management perspective, thus necessitating changes to our practices that may, in some cases, limit our ability to grow or otherwise negatively impact the profitability of our business.

Currently, the U.S. federal government does not directly regulate the business of insurance. However, various forms of direct federal regulation of insurance have been proposed. These proposals include the National Insurance Act of 2007, which would permit an optional federal charter for insurers. In light of recent events involving certain financial institutions, it is possible that the U.S. federal government will heighten its oversight of insurers, possibly through a federal system of insurance regulation. We cannot predict whether this or other proposals will be adopted, or what impact, if any, such proposals or, if enacted, such laws, could have on our business, results of operations, or financial condition.

Changes in U.S. federal income tax law could increase our tax costs. Changes to the Internal Revenue Code, administrative rulings or court decisions affecting the insurance industry could increase our effective tax rate and lower our net income.

Changes in accounting standards issued by accounting standard-setting bodies may adversely affect our financial statements and reduce our profitability. Our financial statements are subject to the application of accounting principles generally accepted in the United States of America (“GAAP”), which principles are periodically revised and/or expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards or guidance issued by recognized authoritative bodies. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations. Further, standard setters have a full agenda of unissued topics under review at any given time, any of which have the potential to negatively impact our profitability.

If we fail to comply with restrictions on patient privacy and information security, including taking steps to ensure that our business associates who obtain access to sensitive patient information maintain its confidentiality, our reputation and business operations could be materially adversely affected. The collection, maintenance, use, disclosure and disposal of individually identifiable data by our insurance subsidiaries are regulated at the international, federal and state levels. These laws and rules are subject to change by legislation or administrative or judicial interpretation. Various state laws address the use and disclosure of individually identifiable health data to the extent they are more restrictive than those contained in the privacy and security provisions in the federal Gramm-Leach-Bliley Act of 1999 (“GLBA”) and in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). HIPAA also requires that we impose privacy and security requirements on our business associates (as that term is defined in the HIPAA regulations). Noncompliance with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized disclosure of sensitive or confidential information, whether by us or by one of our business associates, could have a material adverse effect on our business, reputation and results of operations and could include material fines and penalties, various forms of damages, consent orders regarding our privacy and security practices, adverse actions against our licenses to do business and injunctive relief.

Litigation Risk:

Litigation could result in substantial judgments against us or our subsidiaries. We are, and in the future may be, subject to litigation in the ordinary course of business. Some of these proceedings have been brought on behalf of various alleged classes of complainants, and, in certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages. Members of our management and legal teams review litigation on a quarterly and annual basis. However, the outcome of any such litigation cannot be predicted with certainty. A number of civil jury verdicts have been returned against insurers in the jurisdictions in which Torchmark and its insurance subsidiaries do business involving the insurers’ sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. These lawsuits have resulted in the award of substantial judgments against insurers that are disproportionate to the actual damages, including material amounts of punitive damages. In some states in which we operate, juries have substantial discretion in awarding punitive damages. This discretion creates the potential for unpredictable material adverse judgments in any given punitive damages suit.

Our pending and future litigation could adversely affect us because of the costs of defending these cases, the costs of settlement or judgments against us, or changes in our operations that could result from litigation. Substantial legal liability in these or future legal actions could also have a material financial effect or cause significant harm to our reputation, which, in turn, could materially harm our business and our business prospects.

Catastrophic Event Risk:

Our business is subject to the risk of the occurrence of catastrophic events. Our insurance policies are issued to and held by a large number of policyholders throughout the United States in relatively low-face amounts. Accordingly, it is unlikely that a large portion of our policyholder base would be affected by a single natural disaster. However, our insurance operations could be exposed to the risk of catastrophic mortality, caused by events such as a pandemic, an act of terrorism, or another event that causes a large number of deaths or injuries across a wide geographic area. These events could have a material adverse effect on our results of operations in any period and, depending on their severity and geographic scope, could also materially and adversely affect our financial condition.

The extent of losses from a catastrophe is a function of both the total number of policyholders in the area affected by the event and the severity of the event. Pandemics, hurricanes, earthquakes, and man-made catastrophes, including terrorism and war, may produce significant claims in larger areas, especially those that are heavily populated. Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.

Information Technology Risk:

The occurrence of computer viruses, network security breaches, disasters, or other unanticipated events could affect the data processing systems of Torchmark or its subsidiaries and could damage our business and adversely affect our financial condition and results of operations. A computer virus could affect the data processing systems of Torchmark or its subsidiaries, destroying valuable data or making it difficult to conduct business. In addition, despite our implementation of network security measures, our servers could be subject to physical and electronic break-ins and similar disruptions from unauthorized tampering with our computer systems.

We retain confidential information in our computer systems and rely on sophisticated commercial technologies to maintain the security of those systems. Anyone who is able to circumvent our security measures and penetrate our computer systems could access, view, misappropriate, alter, or delete information in the systems, including personally identifiable customer information and proprietary business information. In addition, an increasing number of states require that customers be notified of unauthorized access, use, or disclosure of their information. Any compromise of the security of our computer systems that results in inappropriate access, use, or disclosure of personally identifiable customer information could damage our reputation in the marketplace, deter people from purchasing our products, subject us to significant civil and criminal liability, and require us to incur significant technical, legal, and other expenses.

In the event of a disaster such as a natural catastrophe, an industrial accident, a blackout, or a terrorist attack or war, our computer systems may be inaccessible to our employees or customers for an extended period of time. Even if our employees are able to report to work, they may be unable to perform their duties for an extended period of time if our data or systems are disabled or destroyed.

Risks Related to the Offering

The notes are structurally subordinated to the indebtedness of our subsidiaries and our ability to pay principal and interest on the notes is limited by the amounts that our subsidiaries pay to us.

The notes are our obligations exclusively and not of our subsidiaries. Our ability to pay principal and interest on the notes is affected by the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends on their common stock and preferred stock held by us. Our insurance company subsidiaries are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. For example, under certain state insurance laws, an insurance company generally may pay dividends only out of its unassigned surplus as reflected in its statutory financial statements filed in that state.

We can give no assurance that more stringent restrictions will not be adopted from time to time by states in which our insurance subsidiaries are domiciled, which could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to us by our insurance company subsidiaries without affirmative prior approval by state insurance regulatory authorities. In addition, we rely on our ability to increase our premiums based upon a number of factors including loss experience. Our inability to obtain approval of rate increases in a timely manner from state insurance regulatory authorities could adversely impact our business and the ability of our insurance subsidiaries to declare and distribute dividends. In addition, our results may vary from year to year on account of fluctuations in policy claims received by us. A significant increase in policy claims could adversely impact our business and the ability of our insurance subsidiaries to declare and distribute dividends.

In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of one of our insurance subsidiaries, all creditors of that subsidiary, including holders of life and health insurance policies and trade creditors, would be entitled to payment in full out of the assets of that subsidiary before we, as a shareholder, would be entitled to any payments. In addition, creditors of subsidiaries would have to be paid in full before our creditors, including holders of the notes, would be entitled to receive any payment from the assets of a subsidiary.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes will be our senior unsecured obligations and will rank equally with our other senior unsecured indebtedness from time to time outstanding. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations as well as the liquidity and market value of the notes.

The credit quality of our debt instruments and capital securities is rated by various rating agencies. These ratings indicate the rating agencies’ assessment of our ability to pay interest, distributions and principal on these securities when due. Our credit ratings are an important factor in determining our cost of borrowing. The lower the rating, the higher the interest cost of the securities when they are issued. If any of our ratings were to fall to a level that is below investment grade (“BB+” or lower for Standard & Poor’s Ratings Group (“Standard & Poor’s”), “Ba1” or lower for Moody’s Investors Service, Inc. (“Moody’s”), “BB+” or lower for Fitch, Inc. (“Fitch”), or “bb+” or lower for A.M. Best Company (“A.M. Best”)), our ability to issue long-term debt, commercial paper, trust preferred securities or other securities, or to market those securities, would be impaired or made more difficult.

The chart below presents the credit ratings for our debt instruments and outstanding trust preferred securities as of June 12, 2009:

	Standard & Poor’s	Moody’s	Fitch	A.M. Best
Commercial Paper	A-1	P-2	F2	AMB-1
Senior Unsecured Indebtedness	A	Baa1	BBB+	a-
Trust Preferred Securities	BBB+	Baa2	BBB	bbb

Our outstanding senior unsecured indebtedness has been rated “A” by Standard & Poor’s, “Baa1” by Moody’s, “BBB+” by Fitch and “a-” by A.M. Best. Standard & Poor’s has rated the notes “A”, and Moody’s has rated the notes “Baa1”. Moody’s and Standard & Poor’s maintain our ratings on negative outlook. On June 5, 2009, Fitch downgraded the rating of our senior unsecured indebtedness from “A” to “BBB+”, our commercial paper from “F1” to “F2” and our trust preferred securities from “A-” to “BBB.” At the time of the downgrade, Fitch stated, among other things, that its action reflected Fitch’s ongoing review of our statutory capital, our exposure to the current financial market turmoil and the expectation of continued investment deterioration in 2009 and 2010. As a result of Fitch’s downgrade of our commercial paper rating to “F2”, we are no longer eligible to participate in the Federal Reserve Board’s Commercial Paper Funding Facility (“CPFF”) that was created in October 2008. Additionally, Fitch continues to maintain our ratings on negative outlook. On June 11, 2009, A.M. Best downgraded the rating of our trust preferred securities from “bbb+” to “bbb” and revised its outlook on all of our ratings from stable to negative. A.M. Best stated, among other things, that its revised outlook reflected a heightened risk in our investment portfolio.

Ratings reflect only the rating agencies’ views and are not recommendations to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the liquidity and market value of the notes.

Rating agencies also periodically review the financial performance and condition of insurers, including our insurance subsidiaries. A downgrade in the ratings of our insurance subsidiaries could adversely affect their ability to sell their products and their ability to compete for attractive acquisition opportunities. Accordingly, a downgrade in the ratings of our insurance subsidiaries could adversely affect our ability to compete.

Rating agencies assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company’s control. We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

Any downgrade by Moody’s or Standard & Poor’s in our non-credit-enhanced, senior unsecured long-term debt rating would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade could have a material adverse effect on our business, financial condition and results of operations.

There may not be an active trading market for the notes.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	time remaining to the maturity of the notes;

•	terms related to the optional redemption of the notes;

•	outstanding amount of the notes; and

•	the level, direction and volatility of market interest rates generally.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the information incorporated by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. For a discussion of factors that could cause actual results to differ, please see the discussion under “Risk Factors” contained in this prospectus supplement and in other information contained in our publicly available SEC filings. You are cautioned not to place undue influence on these forward-looking statements, which speak only as of their dates. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $296,970,000, after deducting the underwriting discount and estimated offering expenses. We intend to use the net proceeds from the sale of the notes for the repayment of the outstanding $99,450,000 in aggregate principal amount of our 8 1/4% Senior Debentures that mature on August 15, 2009, plus accrued and unpaid interest thereunder, and general corporate purposes. Our offering expenses, not including the underwriting discount, are estimated to be $555,000.

CAPITALIZATION

The following table presents our short-term debt and total capitalization on a consolidated basis at March 31, 2009, and as adjusted to give effect to the consummation of the offering of the notes and the application of a portion of the net proceeds from the sale of the notes to repay $99,450,000 in aggregate principal amount of our 8 1 /4% Senior Debentures that mature on August 15, 2009, plus accrued and unpaid interest. See “Use of Proceeds” in this prospectus supplement. You should read the following table in conjunction with the detailed information and financial statements appearing in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted
	(unaudited)	(unaudited)
	(amounts in thousands)
Short-term debt:
8 1/4% Senior Debentures Due 2009	$99,463	$0
Commercial Paper	273,384	273,384

Total Short-term debt	$372,847	$273,384

Long-term debt:
7 3/8 % Notes Due 2013	$93,505	$93,505
6 3/8 % Senior Notes Due 2016	246,842	246,842
7 7/8 % Notes Due 2023	163,043	163,043
9.25 % Senior Notes Due 2019(1)	—	296,970
Issue expenses(2)	(4,198)	(4,198)

Total Long-term debt	499,192	796,162
Junior Subordinated Debentures(3)	123,711	123,711
Shareholders’ Equity	1,975,601	1,975,601

Total capitalization	$2,598,504	$2,895,474

(1)	The “As Adjusted” column reflects the underwriting discount and estimated expenses of the offering of the notes, which are to be paid by us.
(2)	Reflects unamortized issue expenses related to Torchmark’s trust preferred securities.
(3)	Included in “Due to affiliates” on Torchmark’s Consolidated Balance Sheets.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings from continuing operations to fixed charges for each of the five years ended December 31, 2008 and the three months ended March 31, 2009.

	Year Ended December 31,					Three Months Ended March 31, 2009
	2008	2007	2006	2005	2004
Ratio of earnings to fixed charges: (unaudited)
Excluding interest credited on deposit products	11.2x	12.5x	11.3x	12.7x	13.4x	8.7x
Including interest credited on deposit products	5.9x	6.9x	6.6x	6.8x	6.9x	4.7x

As adjusted to give effect to the issuance of the notes in this offering and the application of a portion of the net proceeds from this offering to repay our 8 1/4% Senior Debentures maturing on August 15, 2009 (assuming the offering and repayment had been completed on January 1, 2008), our ratio of earnings from continuing operations to fixed charges (excluding interest credited on deposit products) would have been 6.7x for the three months ended March 31, 2009, and 8.6x for the year ended December 31, 2008, and our ratio of earnings from continuing operations to fixed charges (including interest credited on deposit products) would have been 4.1x for the three months ended March 31, 2009, and 5.1x for the year ended December 31, 2008.

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and fixed charges. “Fixed charges” represent (i) interest expense, including interest credited on deposit products where indicated, (ii) amortization of bond issuance costs and (iii) that portion of rental expense deemed representative of the interest factor.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited selected consolidated financial data should be read together with our most recent Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the three months ended March 31, 2009, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 2008, 2007 and 2006 and the consolidated balance sheet data for the fiscal years ended December 31, 2008 and 2007 were derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 2005 and 2004 and the consolidated balance sheet data for the fiscal years ended December 31, 2006, 2005 and 2004 were derived from our audited consolidated financial statements not incorporated by reference in this prospectus supplement or the accompanying prospectus. The statement of operations data and balance sheet data for the three months ended March 31, 2009 and 2008 were derived from our unaudited consolidated financial statements incorporated by reference in this prospectus. The results for the interim periods are not necessarily indicative of the results to be expected for an entire year.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Amounts in thousands except per share and percentage data)
Consolidated Statement of Operations Data:
Premium revenue:
Life	$412,748	$402,948	$1,616,804	$1,569,964	$1,524,267	$1,468,288	$1,395,490
Health	271,340	303,664	1,127,059	1,236,797	1,237,532	1,014,857	1,048,666
Other	2,397	3,981	14,393	20,470	22,914	24,929	27,444
Total	686,485	710,593	2,758,256	2,827,231	2,784,713	2,508,074	2,471,900
Net investment income	169,043	166,903	671,495	648,826	628,746	603,068	577,035
Realized investment gains (losses)	(46,295)	(6,964)	(107,504)	2,734	(10,767)	280	22,216
Total revenue	809,638	872,433	3,326,918	3,486,697	3,421,178	3,125,910	3,071,542
Net income before cumulative effect of change in accounting principle	76,706	118,173	452,259	527,535	518,631	495,390	475,718
Net income	76,706	118,173	452,259	527,535	518,631	495,390	468,555
Per common share:
Basic earnings:
Net income before cumulative effect of change in accounting principle	0.91	1.30	5.14	5.59	5.20	4.73	4.32
Net income	0.91	1.30	5.14	5.59	5.20	4.73	4.26
Diluted earnings:
Net income before cumulative effect of change in accounting principle	0.91	1.29	5.11	5.50	5.13	4.68	4.25
Net income	0.91	1.29	5.11	5.50	5.13	4.68	4.19
Cash dividends declared	0.14	0.14	0.56	0.52	0.50	0.44	0.44
Cash dividends paid	0.14	0.14	0.55	0.52	0.48	0.44	0.44
Basic average shares outstanding	83,875	90,788	88,053	94,317	99,733	104,735	110,106
Diluted average shares outstanding	83,875	91,877	88,516	95,846	101,112	105,751	111,908

	As of March 31,		As of December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Amounts in thousands except per share and percentage data)
Consolidated Balance Sheet Data:
Cash and invested assets	$8,114,185	$9,642,035	$8,443,601	$9,792,297	$9,719,988	$9,410,695	$9,243,090
Total assets	13,245,750	14,972,349	13,529,050	15,241,428	14,980,355	14,768,903	14,252,184
Short-term debt(1)	372,847	241,099	403,707	202,058	169,736	381,505	170,354
Long-term debt(2)	622,903	721,849	622,760	721,723	721,248	507,902	694,685
Shareholders’ equity	1,975,601	3,079,820	2,222,907	3,324,627	3,459,193	3,432,768	3,419,844
Per diluted share	23.88	33.92	26.24	35.60	34.68	32.91	31.07
Effect of SFAS 115 on diluted equity per share(3)	(16.48)	(2.96)	(12.93)	(0.66)	1.43	2.50	3.62
Basic shares outstanding	82,735	89,786	84,708	92,175	98,115	103,569	107,944
Diluted shares outstanding	82,735	90,785	84,708	93,383	99,755	104,303	110,075

Other Data:
Annualized premium in force:
Life	1,718,309	1,687,243	1,707,522	1,672,865	1,615,487	1,577,635	1,523,335
Health	1,063,499	1,184,998	1,098,349	1,233,884	1,293,081	1,026,410	1,056,451
Total	2,781,808	2,872,241	2,805,871	2,906,749	2,908,568	2,604,045	2,579,786

(1)	Short-term debt at March 31, 2009 and December 31, 2008 includes $99.5 million (par value) of 8 1/4 % Senior Debentures that mature on August 15, 2009.
(2)

Includes 7 3/4% Junior Subordinated Debentures reported as “Due to affiliates” on the Consolidated Balance Sheets at each year end 2004 and 2005 in the amount of $154.6 million. Also included at year ends 2006 through 2008 and at March 31, 2009 and 2008 are Torchmark’s 7.1% Junior Subordinated Debentures in the amount of $123.7 million, which are also reported as “Due to affiliates” on the Consolidated Balance Sheets.

(3)	Statement of Financial Accounting Standards No. 115 (“SFAS 115”) is an accounting rule requiring fixed maturities to be revalued at fair value each period. The effect of SFAS 115 on diluted equity per share reflects the amount added (or deducted) under SFAS 115 to produce GAAP shareholders’ equity per share. Please see the explanation and discussion under the caption Capital Resources in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2008 concerning the effect this rule has on our equity.

DESCRIPTION OF NOTES

The notes will be issued under an Indenture dated as of February 1, 1987 between us and Morgan Guaranty Trust Company of New York, as supplemented by a third supplemental indenture to be dated June 30, 2009 (as so supplemented, the “indenture”). The Bank of New York Mellon Trust Company, N.A. (as successor in interest to Morgan Guaranty Trust Company of New York) will serve as trustee with respect to the notes. The following description of the particular terms of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes. References to “we”, “us” and “our” in this “Description of Notes” refer only to Torchmark Corporation and not any of its subsidiaries.

General

The notes constitute a single series of senior debt securities for purposes of the indenture and are initially limited to an aggregate principal amount of $300,000,000. We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms, except for any differences in the issue price and interest accrued, if any, prior to the issue date of such additional notes; provided, however, that no such additional notes may be issued unless fungible with the notes offered hereby for U.S. federal income tax purposes; and provided further that the additional notes have the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture.

The notes will mature on June 15, 2019. Interest on the notes will accrue from the date of original issuance, or the most recent interest payment date to which interest has been paid or duly provided for, and will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2009, to the persons in whose names the notes are registered at the close of business on the June 1 or December 1 prior to the applicable interest payment date, at the annual rate set forth on the cover of this prospectus supplement. Interest payable upon redemption will be paid to the person to whom principal is payable. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or maturity falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day,” with respect to any place of payment, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

The notes will be redeemable by us at any time prior to maturity as described below under “—Optional Redemption.”

The notes will not be subject to a sinking fund.

The notes will be issued only in book-entry form represented by one or more global securities and will be issued in denominations of $2,000 and integral multiples of $1,000 above that amount.

The notes will not be listed on any securities exchange. The notes will be a new issue of securities with no established trading market and there can be no assurance as to whether any market will develop, the liquidity of any markets that may develop or the prices at which holders would be able to sell the notes.

The indenture does not limit the amount of debt securities that we may issue and, as supplemented, provides that we may appoint different trustees for different series of debt securities.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. The notes will effectively rank junior to the current and future liabilities of our subsidiaries, and our ability to pay principal and interest on the notes will be affected by the ability of our subsidiaries, our principal source of cash flow, to declare and distribute dividends to us. The indenture governing the notes does not limit the amount of debt we or our subsidiaries may issue. As of March 31, 2009, we had $609.1 million (par value) of senior indebtedness outstanding.

Optional Redemption

The notes are redeemable, as a whole or in part, at our option, at any time or from time to time, upon notice mailed to the registered address of each holder of notes at least 30 days but not more than 60 days prior to the redemption date. The “make-whole premium” redemption price will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) on such notes discounted to the date of redemption, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the applicable Treasury Rate (as defined below) plus 75 basis points. Accrued interest will be paid to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes called for redemption, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of notes called for redemption.

“Comparable Treasury Price” means, with respect to any redemption date, the average, as determined by us, of the Reference Treasury Dealer Quotations (as defined below) for that redemption date.

“Reference Treasury Dealer” means Wachovia Capital Markets, LLC, SunTrust Robinson Humphrey, Inc. and one other U.S. Government securities dealer selected by us, and each of their respective successors.

“Reference Treasury Dealer Quotations” means, on any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by each Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the notes called for redemption that would be due after the related redemption date but for that redemption. If that redemption date is not an interest payment date with respect to the notes called for redemption, the amount of the next succeeding scheduled interest payment on such notes will be reduced by the amount of interest accrued to such redemption date.

We will prepare and mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. On and after a redemption date, interest will cease to accrue on the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before a redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee pro rata or by lot or by a method the trustee deems to be fair and appropriate.

Ratings

Our outstanding senior unsecured indebtedness has been rated “A” by Standard & Poor’s, “Baa1” by Moody’s, “BBB+” by Fitch, and “a-” by A.M. Best. Standard & Poor’s has rated the notes “A”, and Moody’s has rated the notes “Baa1”. Moody’s and Standard & Poor’s maintain our ratings on negative outlook. On June 5, 2009, Fitch downgraded the rating of our senior unsecured indebtedness from “A” to “BBB+”, our commercial paper from “F1” to “F2” and our trust preferred securities from “A-” to “BBB.” At the time of the downgrade, Fitch stated, among other things, that its action reflected Fitch’s ongoing review of our statutory capital, our exposure to the current financial market turmoil and the expectation of continued investment deterioration in 2009 and 2010. As a result of Fitch’s downgrade of our commercial paper rating to “F2”, we are no longer eligible to participate in the Federal Reserve Board’s Commercial Paper Funding Facility (“CPFF”) that was created in October 2008. Additionally, Fitch continues to maintain our ratings on negative outlook. On June 11, 2009, A.M. Best downgraded the rating of our trust preferred securities from “bbb+” to “bbb” and revised its outlook on all of our ratings from stable to negative. A.M. Best stated, among other things, that its revised outlook reflected a heightened risk in our investment portfolio.

Ratings reflect only the rating agencies’ views and are not recommendations to buy, sell or hold the notes. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the liquidity and market value of the notes.

Restrictive Covenants

Limitations on Liens

We will not, and will not permit any of our subsidiaries to incur any indebtedness which is secured by an encumbrance of any nature (a “mortgage”) on the common stock of Liberty National Life Insurance Company, United American Insurance Company, Globe Life And Accident Insurance Company, United Investors Life Insurance Company and American Income Life Insurance Company, or any of our other significant subsidiaries (the “designated subsidiaries”), unless the notes and, if we so elect, any other indebtedness of ours ranking at least on an equal basis with the notes, will be secured equally and ratably with, or prior to, such other secured indebtedness. We are not restricted, however, from incurring indebtedness for money borrowed that is secured with:

(1) mortgages securing indebtedness owed by a designated subsidiary to another designated subsidiary or to us;

(2) pledges or deposits under workers’ compensation or other similar laws and liens of judgments thereunder that are not currently dischargeable;

(3) good faith deposits in connection with leases to which we or any designated subsidiary are a party;

(4) deposits to secure our or any designated subsidiary’s public or statutory obligations;

(5) deposits in connection with obtaining or maintaining self-insurance or obtaining the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters;

(6) deposits in litigation or other proceedings;

(7) mortgages created by or resulting from any judgments or awards against us or the designated subsidiaries with respect to which we are in good faith prosecuting an appeal or other review proceedings, or mortgages incurred by us or any designated subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation to which we are a party; or

(8) mortgages for taxes or assessments, governmental charges or levies not yet due or delinquent, or which can be paid thereafter without penalty, or which are being contested in good faith by appropriate proceedings.

Limitations on Sales of Capital Stock of Certain Subsidiaries

Under the indenture, we are not permitted to issue, sell, transfer or dispose of (except to a designated subsidiary), nor may we permit any designated subsidiary to issue, sell, transfer or dispose of (except to us or another designated subsidiary), any shares of capital stock of a designated subsidiary, unless the entire capital stock of such subsidiary is disposed of for consideration of cash or property, which, in the opinion of our board of directors, is at least equal to the fair value of such capital stock.

Other Covenants

See also “Description of Debt Securities—Consolidation, Merger or Sale,” and the defeasance provisions described under the “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus.

Events of Default

An Event of Default with respect to the notes is defined in the indenture as being:

(1) our failure to pay any installment of interest on the notes for 30 days after the date payment is due;

(2) default in the payment of any principal on the notes when due at maturity, by declaration of acceleration or otherwise;

(3) our failure to perform any of the covenants or the breach of a covenant or warranty in the indenture applicable to the notes which shall not have been remedied within a period of 60 days after receipt of written notice from the trustee or holders of at least 10% aggregate principal amount of the outstanding notes that performance or cure of breach was required;

(4) certain events involving our bankruptcy, insolvency or reorganization;

(5) a default under any other indebtedness of ours if we fail to pay a principal amount due in excess of $10,000,000 or if a principal amount in excess of $10,000,000 is declared due prior to the date it would have otherwise been due; and

(6) our failure to pay principal or premium, if any, on any note called for redemption on a redemption date.

The indenture provides that if an Event of Default shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of debt securities of the affected series issued under the indenture then outstanding may declare the principal amount of all the debt securities and interest, if any, accrued thereon to be due and payable immediately.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of the notes before proceeding to exercise any right or power under the indenture at the request of the holders of the notes. The indenture also provides that the holders of a majority in principal amount of the notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on such trustee.

No holder of notes will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless: (1) the holder shall have previously given the trustee written notice of an Event of Default with respect to the notes, (2) the holders of at least 25% in aggregate principal amount of the notes shall have made written request to the trustee to institute such proceeding as trustee, (3) the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request, (4) the trustee shall have failed to institute any such proceeding for 60 days after its receipt of such notice and (5) no direction inconsistent with such written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the outstanding debt securities under the indenture. However, any right of a holder of notes to receive payment of the principal of and any interest on the notes and to institute suit for the enforcement of any such payment shall not be impaired without the consent of such holder.

The indenture contains a covenant that we will file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Governing Law

The indenture and the notes offered for sale by this prospectus supplement shall be governed by the laws of the State of New York, without regard to the conflicts of laws rules of such state.

Trustee

The trustee for the issuance of the notes under the indenture is The Bank of New York Mellon Trust Company, N.A. The Bank of New York Mellon Trust Company, N.A. also serves as the trustee, registrar and paying agent for our trust preferred securities and certain of our outstanding debt. Additionally, one of its affiliates, The Bank of New York Mellon, is our transfer agent and is a lender in our credit facility.

Book-Entry Procedures and Settlement

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee or such other name as may be requested by an authorized representative of the DTC. One or more fully registered global note certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global security certificates.

Investors may elect to hold interests in the global notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. presently acts as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. presently acts as depositary for the Euroclear System (in such capacities, the “United States depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant, either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream participants”) and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the United States depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear participants”) and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator” ). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the terms and conditions governing use of Euroclear and the related operating procedures of the Euroclear System, and applicable Belgian law (collectively, the “terms and conditions”). The terms and conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the

Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the terms and conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.

Distributions with respect to each series of notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear participants in accordance with the terms and conditions, to the extent received by the United States depositary for the Euroclear System.

We will issue the notes in definitive certificated form if (i) the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act when the depositary is required to be so registered in order to act as depositary and, in either case, a successor depositary is not appointed by us within 90 days, (ii) an event of default with respect to the notes has occurred and is ongoing or (iii) we, at our option, elect to terminate the book-entry system through the depositary. If we determine at any time that the notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all notes represented by these certificates for all purposes under the notes and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any notes represented by these certificates for any purpose under the notes or the indenture.

All payments on the notes represented by the global security certificates and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear participant or Clearstream participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

The information in this section concerning the clearance and settlement procedures of DTC, Clearstream, Luxembourg and the Euroclear System for the transfer of notes has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes. Except as discussed below under “—Non-U.S. holders” and “—Information reporting and backup withholding,” the discussion generally applies only to holders of notes that are U.S. holders. You will be a U.S. holder if you are:

(i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

(ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

This summary applies only to those persons holding notes that: (i) are held as capital assets and (ii) are purchased by those initial holders who purchase notes at the initial “issue price,” which will generally equal the first price at which a substantial amount of the notes is sold for money to the public. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, partnership or other entity classified as a partnership for U.S. federal income tax purposes, certain former citizens and residents of the United States, a person who holds the notes as part of a hedge or integrated transaction, a person who is liable for the alternative minimum tax, or a U.S. holder whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor regarding the consequences of purchasing or holding notes. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal tax laws other than income tax laws.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax advisor about the tax consequences of purchasing or holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance of state, local, foreign or other tax laws to your particular situation.

Payments or accruals of interest

Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting.

Repurchase options

We may redeem the notes, in whole or in part, at our option (see “Description of Notes—Optional Redemption”). The Treasury Regulations issued under the provisions of the Internal Revenue Code of 1986 (the “Code”) relating to original issue discount contain rules for determining the yield and maturity of debt instruments that are subject to certain options or other contingent payments. Pursuant to those regulations, we believe that we should not be deemed to exercise any option to redeem the notes, and thus, the existence of this option to redeem should not affect the calculation of the yield and maturity of the notes.

Purchase, sale, redemption and retirement of notes

Initially, your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is retired or redeemed, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or accruals of interest”) and your adjusted tax basis in the note. Special rules may apply to notes redeemed in part.

The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss. The capital gain or loss on the sale, exchange, redemption or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Non-U.S. holders

For purposes of this summary, a non-U.S. holder is:

(i) an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

(ii) a foreign corporation; or

(iii) a foreign estate or trust.

This summary assumes that the non-U.S. holder (i) is not and will not become engaged in a United States trade or business and (ii) is not an individual that will be present in the United States for 183 days or more during the taxable year of disposition. Subject to the discussion below concerning backup withholding, interest on the notes generally will not be subject to U.S federal income tax or withholding tax if the non-U.S. holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (ii) certifies, under penalties of perjury on a Form W-8BEN (or such successor form as the Internal Revenue Service designates), prior to the payment of such interest, that such holder is not a U.S. person and provides such holder’s name and address. If these requirements are not met, payments of interest on the notes to a non-U.S. holder will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must provide a properly executed Form W-8BEN (or such successor form as the Internal Revenue Service designates) prior to the payment of interest. These forms may need to be periodically updated.

Subject to the discussion below concerning backup withholding, if you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or other disposition of notes generally will be exempt from U.S. federal income tax, including withholding tax.

Information reporting and backup withholding

If you are a non-corporate U.S. holder, you will generally be subject to information reporting and may also be subject to backup withholding, currently at a rate of 28%, when you receive interest payments on the note or proceeds upon the sale or other disposition of the note. Certain U.S. holders, such as corporations, are generally not subject to information reporting or backup withholding. U.S. holders should consult their tax advisors regarding their qualification for exemption from backup withholding and information reporting, and the procedure for obtaining such an exemption, if available. In addition, backup withholding will not apply if you provide your taxpayer identification number (“TIN”) to the payor in the prescribed manner unless: (i) the Internal Revenue Service notifies us or our agent that the TIN you provide is incorrect; (ii) you fail to report interest and dividend payments that you receive on your tax return and the Internal Revenue Service notifies us or our agent that withholding is required; or (iii) you fail to certify under penalties of perjury that (A) you provided us with your correct TIN, (B) you are not subject to backup withholding, and (C) you are a U.S. person (including U.S. resident alien).

Information returns will be filed with the Internal Revenue Service in connection with payments on the notes to non-U.S. holders. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding requirements (including in connection with the proceeds from a sale or other disposition of the notes). The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

THE PRECEDING DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING

We are offering the notes through the underwriters named below for whom Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. are acting as representatives. Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the principal amount of the notes set forth opposite the underwriter’s name below.

Underwriters	Principal Amount of Notes
Wachovia Capital Markets, LLC	$96,666,667
SunTrust Robinson Humphrey, Inc.	96,666,667
Morgan Keegan & Company, Inc.	39,848,485
Comerica Securities, Inc.	25,909,090
U.S. Bancorp Investments, Inc.	22,727,273
BBVA Securities Inc.	9,090,909
KeyBanc Capital Markets Inc.	9,090,909

Total	$300,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the underwriting commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of 0.495% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.173% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering.

Paid By Us
Per note	0.825%
Total	$2,475,000

We estimate that our expenses in connection with the offering of the notes, not including the underwriting discount, will be approximately $555,000.

We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us. For example, affiliates of the underwriters are participants in our credit facility. They have received, and may receive, customary fees, expenses and commissions for these transactions. In addition, affiliates of SunTrust Robinson Humphrey, Inc. hold commercial paper issued by Torchmark.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

at any time to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	at any time in any other circumstances falling within Article 3 of the Prospectus Directive.

provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the notes offered hereby and certain other legal matters will be passed upon for us by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Certain legal matters will be passed upon for the underwriters by Davis Polk  & Wardwell LLP, Menlo Park, California.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus supplement by reference from Torchmark’s Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Torchmark’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Senior Debt Securities

Subordinated Debt Securities

Preferred Stock

Common Stock

Depositary Shares

Warrants

Purchase Contracts

Units

TORCHMARK CAPITAL TRUST IV

TORCHMARK CAPITAL TRUST V

Preferred Securities

guaranteed by Torchmark Corporation

We may offer from time to time, in amounts, at prices and on other terms to be determined at the time of offering, senior or subordinated debt securities, preferred stock or common stock, depositary shares, warrants, purchase contracts, trust preferred securities, as well as units that include any of these securities or securities of other entities.

This prospectus describes some of the general terms that may apply to these securities. We will provide you with more specific terms of the securities we may offer in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate a sale of securities unless accompanied by a prospectus supplement and a pricing supplement, if any.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

Torchmark Corporation’s common stock is listed on the New York Stock Exchange under the symbol “TMK.”

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 11, 2009.

Unless the context otherwise indicates, the terms “Torchmark”, “we”, “us” or “our” means Torchmark Corporation and its consolidated subsidiaries, and the term “Trusts” means, collectively, Torchmark Capital Trust IV and Torchmark Capital Trust V.

ABOUT THIS PROSPECTUS

This prospectus relates to a joint registration statement filed by Torchmark and the Trusts with the Securities and Exchange Commission (the “SEC” or the “Commission”) using a “shelf” registration process (the “registration statement”). Under this shelf process as described in the registration statement we, and in the case of an offering of trust preferred securities, the Trusts, may sell any combination of the securities described in this prospectus from time to time in one or more offerings. In addition, we or any of our affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale.

This prospectus provides you with a general description of the securities we and the Trusts may offer. Each time we or the Trusts sell securities, we or the Trusts, as the case may be, will provide a prospectus supplement containing specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the Trusts and the securities to be offered. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC office mentioned under the heading “Where You Can Find More Information.” General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our web site at www.torchmarkcorp.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our web site is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference. Neither we, the Trusts nor any underwriters or agents, have authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars (“$”).

TORCHMARK CORPORATION

Torchmark is an insurance holding company that provides protection life and supplemental health insurance and related products. Torchmark was incorporated in Delaware on November 29, 1979. It is the ultimate parent company of Liberty National Life Insurance Company, Globe Life And Accident Insurance Company, United American Insurance Company, United Investors Life Insurance Company, and American Income Life Insurance Company. Globe Life And Accident is a direct-response provider of life insurance known for its administrative efficiencies. American Income provides individual life insurance to labor union members. Liberty National, one of the oldest traditional insurers in the Southeast, is the largest life insurer in its home state of Alabama. United American is a consumer-oriented provider of Medicare supplemental health insurance.

Torchmark’s principal executive offices are located at 3700 South Stonebridge Drive, McKinney, Texas 75070, and its telephone number is (972) 569-4000. Unless the context otherwise indicates, the terms “Torchmark”, “we”, “us” or “our” means Torchmark Corporation and its consolidated subsidiaries.

THE TRUSTS

We created two Delaware statutory trusts by executing, as sponsor, two declarations of trust with four appointed trustees for each trust. The trusts are named Torchmark Capital Trust IV and Torchmark Capital Trust V (each a “Trust” and collectively the “Trusts”). Prior to the issuance of trust preferred securities, we will file an Amended and Restated Declaration of Trust for the Trust that will issue the trust preferred securities. The trust declaration will state the terms and conditions for the Trust to issue and sell its preferred securities and its common securities. A form of trust declaration is filed as an exhibit to the registration statement of which this prospectus is a part.

Each of the Trusts exists for the exclusive purposes of:

•	issuing and selling its trust preferred securities, which represent preferred undivided beneficial ownership interests in such Trust’s assets;

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issuing its trust common securities, which represent common undivided beneficial ownership interests in such Trust’s assets, to us in a total liquidation amount equal to at least 3% of the Trust’s total capital;

•	using the proceeds from the sales of its trust preferred securities and trust common securities to purchase one or more series of our debt securities;

•	distributing the cash payments it receives from us on the debt securities to the holders of the trust preferred securities;

•	maintaining the Trust’s status as a grantor trust for federal income tax purposes; and

•	engaging in only those other activities that are necessary, advisable or incidental to these purposes, such as registering the transfer of preferred securities.

Any debt securities we sell to a Trust will be the sole assets of such Trust, and, accordingly, payments under the senior or subordinated debt securities will be the sole revenues of such Trust.

We will acquire and own all of the trust common securities of each Trust. Unless otherwise stated in the applicable prospectus supplement, the trust common securities will represent an aggregate liquidation amount equal to at least 3% of each Trust’s total capitalization. The trust preferred securities will represent the remaining approximately 97% of such Trust’s total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if an event of default under the related trust declaration or trust preferred securities guarantee has occurred, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will rank lower in priority of payment than the trust preferred securities.

We will guarantee the trust preferred securities as described later in this prospectus and the applicable prospectus supplement.

We have appointed the following trustees to conduct the Trusts’ business and affairs:

•	BNY Mellon Trust of Delaware, as the Delaware trustee; and

•	three officers of Torchmark as the regular trustees.

Prior to the issuance of any trust preferred securities, we will also appoint The Bank of New York Mellon Trust Company, N.A. as property trustee for each of the Trusts. Only Torchmark, as the only holder of the trust common securities of each Trust, can remove or replace the trustees, except that if an event of default under the related subordinated indenture occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove and replace the property trustee and the Delaware trustee. In addition, we can increase or decrease the number of trustees.

The property trustee under the declarations of trust will also act as guarantee trustee under the trust preferred securities guarantee and as indenture trustee under the subordinated debt indenture.

The duties and obligations of each trustee are governed by the declarations of trust. As issuer of the debt securities to be purchased by the Trusts and as borrower under the applicable indenture, we will pay all fees and expenses related to each Trust and to each offering of the related preferred securities (except each Trust will pay for its obligations under the related trust preferred and trust common securities) and we will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Trust. The principal executive office of the Trusts is c/o Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070, and the telephone number is (972) 569-4000.

The Trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the Trusts will not have any independent operations. The Trusts exist solely for the reasons stated above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the accompanying prospectus supplement and the information incorporated by reference may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect Torchmark’s current view with respect to future events and financial performance. Some of the forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of those words or other comparable terminology. All statements, other than statements of historical facts, may be forward-looking statements. These forward-looking statements are subject to inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from historical results or anticipated results. For a discussion of factors that could cause actual results to differ, please see the discussion contained in the applicable prospectus supplement and in other information contained in our publicly available SEC filings. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made, and neither Torchmark nor any of our agents or dealers can give assurance that such statements will prove to be correct. Torchmark undertakes no obligation to update, review or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to projections over time.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges for Torchmark for each of the periods indicated.

	Quarter Ended March 31,			Year Ended December 31,
	2009	2008		2008	2007		2006		2005		2004
Ratio of earnings to fixed charges: (unaudited)
Excluding interest credited on deposit products	8.7x	11.7	x	11.2x	12.5	x	11.3	x	12.7	x	13.4	x
Including interest credited on deposit products	4.7x	6.3	x	5.9x	6.9	x	6.6	x	6.8	x	6.9	x

For purposes of computing these ratios, “earnings” represent consolidated income from continuing operations before income taxes and fixed charges. “Fixed charges” represent interest expense, including interest credited on deposit products where indicated, amortization of bond issue costs and that portion of rental expense deemed representative of the interest factor.

A ratio of earnings to combined fixed charges and preferred stock dividends is not presented as the results do not differ from the ratio of earnings to fixed charges presented above.

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains a summary of our common stock, preferred stock, depositary shares, debt securities, warrants, units, preferred securities of the Trusts, and preferred securities guarantees of Torchmark relating to each Trust. The securities issued by each Trust will be identical, except as otherwise described in the prospectus supplement for such securities. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms and conditions for each security.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is not complete. You should also read our Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), our Amended and Restated Bylaws (the “Bylaws”) and the Delaware General Corporation Law. We have filed copies of the Certificate of Incorporation and the Bylaws with the SEC. These documents are incorporated by reference into the registration statement of which this prospectus is a part.

We have 325,000,000 shares of capital stock authorized, of which 320,000,000 shares are common stock, par value $1.00 per share, and 5,000,000 shares are preferred stock, par value $1.00 per share. As of June 5, 2009, we had 82,734,765 shares of common stock issued and outstanding (excluding treasury shares), and 350,862 shares of preferred stock issued and outstanding. All of our issued and outstanding shares of preferred stock are held by our wholly-owned insurance subsidiaries and are therefore not considered to be issued and outstanding for purposes of our consolidated financial statements.

No holders of our capital stock are entitled to preemptive rights.

Common Stock

Dividends. Subject to the rights of the holders of any shares of preferred stock which may at the time be outstanding, holders of common stock are entitled to such dividends as the Board of Directors may declare out of legally available funds. The issuance of dividends will depend upon, among other factors deemed relevant by the Board of Directors, Torchmark’s financial condition, results of operations, cash requirements, future prospects and regulatory restrictions on the payment of dividends by Torchmark’s subsidiaries. There is no assurance that Torchmark will declare and pay any dividends.

Voting Rights. The holders of our common stock will possess exclusive voting rights in Torchmark, except to the extent the Board of Directors specifies voting power with respect to any preferred stock issued. Except as hereinafter described, holders of common stock are entitled to one vote for each share of common stock, but will not have any right to cumulate votes in the election of directors.

Liquidation and Dissolution. In the event of liquidation, dissolution or winding up of Torchmark, the holders of common stock are entitled to receive, after payment of all of Torchmark’s debts and liabilities and of all sums to which holders of any preferred stock may be entitled, the distribution of any remaining assets of Torchmark.

Other Rights. Holders of common stock have no preemptive, conversion, redemption or sinking fund rights.

Miscellaneous. Any shares of common stock sold hereunder will be fully paid and nonassessable. The transfer agent and registrar for Torchmark’s common stock is The Bank of New York Mellon. The common stock is listed on the New York Stock Exchange under the symbol “TMK” and on the International Stock Exchange in London, England under the symbol “TMK.”

Preferred Stock

Pursuant to our Certificate of Incorporation, our Board of Directors has the authority, without further stockholder action, to issue a maximum of 5,000,000 shares of preferred stock. Our Board of Directors has the authority to determine or fix the rights, preferences, privileges and other terms and conditions with respect to shares of any series of preferred stock. The following is a general description of the terms of our preferred stock.

The particular terms of any series of preferred stock offered hereby will be set forth in a prospectus supplement relating to such securities. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated pursuant to a certificate of designations adopted by our Board of Directors or a duly authorized committee of our board. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock that will be set forth in a prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series. In all respects, regardless of series, the preferred stock will rank in preference to Torchmark’s common stock as to payment of dividends and as to distribution of assets of Torchmark upon the liquidation, dissolution or winding up of Torchmark. Upon issuance against full payment of their purchase price, shares of preferred stock will be fully paid and nonassessable.

Dividends. Holders of a series of preferred stock will be entitled to receive, when, as and if declared by our Board of Directors out of any funds legally available for that purpose, dividends in cash at such rates, payable on such dates in each year and in respect of such dividend periods, as stated in Torchmark’s Certificate of Incorporation or the certificate of designations for that series of preferred stock, before any dividends may be declared, paid or set apart for payment upon the common stock or any other class of stock ranking junior to that series of preferred stock. No dividend may be declared or paid on any series of preferred stock unless at the same time a dividend in like proportion to the designated dividend amounts has been declared or paid on each other series of preferred stock then issued and outstanding ranking prior to or on a parity with that particular series with respect to the payment of dividends. Dividends on preferred stock may be either cumulative or noncumulative.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of preferred stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices plus accrued dividends, out of our available assets, in preference to the holders of common stock or any other class of stock ranking junior to such series of preferred stock upon liquidation, dissolution or winding up.

Redemption and Conversion. Each series of preferred stock will be subject to redemption, if applicable, on such terms, at such prices and on such dates as may be set forth in the applicable certificates of designations. The preferred stock will not be convertible.

Voting Rights. The holders of the preferred stock have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Torchmark’s Certificate of Incorporation, including the certificates of designations creating the various series of such stock. Voting rights of the preferred stock will be noncumulative.

Outstanding Preferred Stock

As of June 5, 2009, Torchmark had 350,862 shares of Cumulative Preferred Stock, Series A, issued and outstanding, of which 279,493 shares are 6.50% Cumulative Preferred Stock, Series A, and 71,369 shares are 7.15% Cumulative Preferred Stock, Series A (collectively, the “Series A Preferred Stock”). All of our issued and outstanding shares of Series A Preferred Stock are held by our wholly-owned insurance subsidiaries.

Holders of the Series A Preferred Stock are entitled to receive, if, when, and as declared by our Board of Directors out of legally available assets, cumulative cash dividends at the stated percentage per annum of the face value, which face value is equal to $1,000 per share of Series A Preferred Stock. These dividends are payable semi-annually in arrears (on each June 30 and December 31, with respect to the 6.50% Series A Preferred Stock, and on each May 15 and November 15 with respect to the 7.15% Series A Preferred Stock). When dividends are not paid in full upon the Series A Preferred Stock and any other parity stock, dividends upon such stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the current dividend period per share on the Series A Preferred Stock, and accrued dividends, including any accumulations on such parity stock, bear to each other. In the event that full cumulative semi-annual dividends have not been declared and paid or set apart for payment, we may not declare or pay dividends on or repurchase or redeem our common stock or any other stock ranking junior to the Series A Preferred Stock, except that dividends may be paid in shares, options, warrants or rights. No interest will be payable in respect of any dividend payment that may be in arrears.

In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of the Series A Preferred Stock at the time outstanding will be entitled to receive a liquidating distribution in the amount of $1,000 per share, plus any accrued and unpaid dividends, out of our assets legally available for distribution to our stockholders, before any distribution is made to holders of our common stock or any securities ranking junior to the Series A Preferred Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with the Series A Preferred Stock upon liquidation and the rights of our creditors.

We may, at the option of our Board of Directors, redeem the Series A Preferred Stock in whole or in part, in multiples of $1,000,000, at the redemption price of $1,000 per share plus any accrued and unpaid dividends, without interest; provided, however, that we may not redeem less than all of the outstanding Series A Preferred Stock unless full cumulative dividends have been paid for all past dividend periods. Notwithstanding our right to redeem the Series A Preferred Stock, we have no obligation to repurchase or otherwise retire the Series A Preferred Stock by sinking fund or otherwise.

Holders of our Series A Preferred Stock do not have any voting rights and are not entitled to elect any directors, except as required by law and as further described below.

If, on the date used to determine stockholders of record for any meeting of stockholders at which directors are to be elected, we have failed to pay, or declare and set aside for payment, full dividends on the Series A Preferred Stock or any other class or series of parity stock for three semi-annual dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock, voting together as a single and separate class with the holders of all outstanding parity stock, will have the right to elect two directors to our Board of Directors, and such right will continue until all dividend payments have been declared and paid or set apart for payment. If and when all rights of holders of our Series A Preferred Stock and parity stock to elect directors shall have ceased, the terms of office of all the directors elected by preferred stockholders under this provision shall immediately terminate. Until all dividend payments have been declared and paid or set apart for payment, any director who has been elected as described above can be removed, at any time, with or without cause, only by the holders of a majority of the Series A Preferred Stock and parity stock entitled to elect such director, at a special meeting of those stockholders called for that purpose, and any vacancy may be filled by a vote of such holders.

So long as any shares of our Series A Preferred Stock are outstanding, the vote or consent of the holders of at least 66  2/3% of the shares of our Series A Preferred Stock at the time outstanding, voting as a class with all other series of preferred stock ranking equal with the Series A Preferred Stock and entitled to vote thereon, will be necessary for effecting or validating any of the following actions, whether or not such approval is required by Delaware law:

•

the authorization, creation or issuance of any series of preferred stock ranking senior to the Series A preferred stock in the payment of dividends or in the distribution of assets on our liquidation, dissolution or winding-up; or

•

any amendment, alteration or repeal of any provision, whether by merger, consolidation or otherwise, of our Certificate of Incorporation that would adversely affect the preferences, rights, powers or privileges of the Series A Preferred Stock.

If an amendment, alteration, repeal, merger or consolidation described above would adversely affect one or more but not all series of voting preferred stock (including the Series A Preferred Stock for this purpose), then only those series affected and entitled to vote shall vote as a class in lieu of all such series of preferred stock. Our

Certificate of Incorporation may be amended to increase the number of authorized shares of common stock or parity or junior preferred stock without the vote of the holders of the outstanding Series A Preferred Stock.

Notwithstanding the foregoing description of voting rights, for as long as the shares of Series A Preferred Stock are owned by our insurance subsidiaries or any other majority-owned subsidiary, such shares have no voting rights under Delaware law.

Holders of the Series A Preferred Stock have no right to convert such shares into, or exchange them for, shares of any other class or classes or any other series of our capital stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

Provisions of Delaware Law

As a corporation organized under the laws of the State of Delaware, we are subject to Section 203 of the Delaware General Corporation Law, which restricts specified business combinations between us and an “interested stockholder” or its affiliates or associates for a period of three years following the time that the stockholder becomes an “interested stockholder.” In general, an “interested stockholder” is defined for purposes of Delaware law as a stockholder owning 15% or more of our outstanding voting stock. The restrictions do not apply if:

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prior to an interested stockholder becoming such, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon completion of the transaction which resulted in any person becoming an interested stockholder, such interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by employee stock ownership plans and persons who are both directors and officers of Torchmark; or

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at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by our Board of Directors and authorized at an annual or special meeting of our stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

Under some circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed under Section 203. Our Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approves, prior to the date on which a stockholder becomes an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Provisions of Our Certificate of Incorporation and Bylaws

The summary below describes certain provisions of our Certificate of Incorporation and Bylaws which may have the effect, either alone or in combination with the provisions of Section 203 discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our Board of Directors but that a stockholder might consider to be in such stockholder’s best interest. Those provisions include:

•	a classified Board of Directors and restrictions on the rights of stockholders to remove directors;

•	a prohibition against stockholders calling a special meeting of stockholders; and

•	restrictions on business combination transactions with “interested stockholders.”

Number of Directors; Classified Board of Directors; Removal; Filling Vacancies. Our Bylaws provide that the number of directors shall consist of not less than seven nor more than 15 persons which exact number shall be fixed by a majority vote of the Board of Directors. The Board of Directors are divided into three classes with the classes to be as nearly equal in number as possible. The directors serve three year terms.

Our Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining directors, or if all directors have been removed, by a majority vote of the stockholders. Accordingly, absent an amendment to the Bylaws, our Board of Directors could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with such stockholder’s own nominees. Moreover, our Bylaws provide that directors may be removed by stockholders only for cause.

The classification of directors could have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. At least two annual meetings of stockholders, instead of one, are generally required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that our directors, if confronted by a holder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interest of the stockholders. The classification provisions will apply to every election of directors, however, regardless of whether a change in the composition of the Board of Directors would be beneficial to us and our stockholders and whether or not a majority of our stockholders believe that such a change would be desirable.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Torchmark, even though such an attempt might be beneficial to us and our stockholders. The classification of the Board of Directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of our stock by purchasers whose objective is to take control of Torchmark and remove a majority of the Board of Directors, the classification of the Board of Directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of our stock. Accordingly, stockholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Special Meetings. Our Bylaws provide that special meetings of stockholders can be called only by our board of directors by a resolution adopted by a majority of the Board of Directors, upon not less than ten nor more than 60 days’ written or electronic notice. Additionally, the business permitted to be conducted at any special meeting of stockholders is limited to the business described in the notice of meeting given by the Board of Directors, unless the consideration of new business is approved by the unanimous consent of all the stockholders entitled to vote at the meeting.

The provisions of our Bylaws permitting special meetings to be called only at the request of a majority of the Board of Directors may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of a majority of the Board of Directors, by calling a special meeting of stockholders prior to the time such parties believe such consideration to be appropriate.

Fair Price Provisions Involving Business Combinations. Our Certificate of Incorporation contains a “fair price” provision that applies to certain business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock—such person, entity or group is referred to in the Certificate of Incorporation as an “interested stockholder”. This provision requires the affirmative vote of the holders of not less than 80% of our voting stock to approve specified transactions between an interested stockholder or its affiliate and us or our subsidiaries, including:

•	any merger or consolidation;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (in one transaction or a series of transactions) having a fair market value of $5,000,000 or more;

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the issuance or transfer of any of our securities or any of our subsidiaries’ securities by us or any of our subsidiaries to an interested stockholder in exchange for cash, securities or other property having a fair market value of $5,000,000 or more;

•	the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of an interested stockholder or its affiliate; and

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any reclassification of securities, recapitalization, or any other transaction involving us or any of our subsidiaries that would have the effect of increasing the voting power of an interested stockholder or its affiliate.

This voting requirement will not apply to any particular transaction approved by a majority vote of the directors who are unaffiliated with the interested stockholder and who were members of our Board of Directors before the interested stockholder became a stockholder. This voting requirement will also not apply to any transaction involving the payment of consideration to holders of Torchmark’s outstanding capital stock in which certain minimum “fair price” and procedural requirements are met.

This “fair price” provision could have the effect of delaying or preventing a change in control of Torchmark in a transaction of series of transactions that does not satisfy the stated criteria.

Amendments. Ordinarily, the Certificate of Incorporation may be amended by a majority vote of the stockholders at a special or annual meeting following approval of the amendment by the Board of Directors, and the Bylaws may be amended by a majority vote of the Board of Directors or by a majority vote of stockholders at a special or annual meeting. However, the affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with or to repeal certain provisions of our Bylaws and Certificate of Incorporation, including those anti-takeover provisions discussed in this section.

Issuance of Additional Preferred Stock. Our Certificate of Incorporation authorizes the Board of Directors to create and issue additional preferred stock for such consideration and on such terms as it may determine. The rights assigned to a series of preferred stock by the Board of Directors including voting, dividend, redemption, liquidation and conversion rights, may delay, discourage or prevent a change in control of Torchmark. For example, the Board of Directors has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock with preferential voting rights to persons friendly to management to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position.

DESCRIPTION OF DEPOSITARY SHARES

The following outlines some of the general terms and provisions of the depositary shares. Further terms of the depositary shares and the applicable deposit agreement will be stated in the applicable prospectus supplement. The following description and any description of the depositary shares in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the deposit agreement, a form of which has been or will be filed as an exhibit to the registration statement of which this prospectus forms a part.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

Torchmark may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock. Torchmark may issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

Torchmark will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between Torchmark and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If a debt security, common stock or series of preferred stock represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever Torchmark redeems debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

Upon receipt of notice of any meeting at which the holders of depositary shares are entitled to vote, or of any request for instructions or directions from the holders of depositary shares, the depositary will mail to such holders the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. Torchmark will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from the holders of depositary shares.

Amendment and Termination of the Deposit Agreement

Torchmark and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•

if applicable, the debt securities and the preferred stock represented by depositary shares have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full; or

•

there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Torchmark, and the distribution proceeds have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to Torchmark notice of its election to do so. Torchmark also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Torchmark must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having total assets of not less than $1,000,000,000.

Charges of Depositary

Torchmark will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. Torchmark will pay charges of the depositary in connection with the initial deposit of the debt securities or common stock or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or common stock or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from Torchmark which are delivered to the depositary and which Torchmark is required or otherwise determines to furnish to holders of debt securities, common stock or preferred stock, as the case may be. Neither Torchmark nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither Torchmark nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. Torchmark and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which Torchmark and the depositary believe to be genuine.

DESCRIPTION OF TRUST PREFERRED SECURITIES

The following is a summary of the general terms of the trust preferred securities. We will file a prospectus supplement that may contain additional terms when a Trust issues preferred securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the trust preferred securities to be sold. You should also read the trust declaration for each Trust and the indentures between Torchmark and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the issuance of the debt securities by Torchmark. We have filed these documents with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

Each trust declaration will authorize the regular trustees to issue on behalf of a Trust one series of trust preferred securities that will have the terms described in a prospectus supplement. A Trust will use the proceeds from the sale of its preferred and common securities to purchase a series of our debt securities. The property trustee will hold the debt securities in trust for the benefit of the holders of the trust preferred and trust common securities.

Torchmark will guarantee the trust preferred securities under a Trust Preferred Securities Guarantee. We will agree to make payments of distributions and payments on redemption or liquidation concerning a Trust’s trust preferred securities, but only if the Trust has funds available to make those payments and has not done so. See “Description of the Trust Preferred Securities Guarantees” on page 29.

The assets of a Trust available for distribution to the holders of its trust preferred securities will be limited to payments from us under the series of debt securities held by the Trust. If we fail to make a payment on the related debt securities, the Trust will not have enough funds to make related payments, including distributions on its preferred securities.

Each guarantee, when taken together with our obligations under the related series of debt securities and the indenture and the related trust declaration, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by a Trust.

Each trust declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Each property trustee will act as indenture trustee for the trust preferred securities to be issued by the applicable Trust, in order to comply with the provisions of the Trust Indenture Act.

Each series of trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or restrictions as are described in the relevant trust declaration or made part of the trust declaration by the Trust Indenture Act or by the Delaware Statutory Trust Act. The terms of the preferred securities will mirror the terms of the debt securities held by the applicable Trust.

The prospectus supplement relating to the trust preferred securities of a Trust will describe the specific terms of the preferred securities, including:

•	the name of the trust preferred securities;

•	the dollar amount and number of trust preferred securities issued;

•

the annual distribution rate(s), or method of determining the rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions and the place(s) where distributions and other amounts payable will be paid;

•	any provision relating to deferral of distribution payments;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which trust preferred securities will be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the applicable series of debt securities may be distributed to holders of such trust preferred securities;

•	the voting rights, if any, of holders of the trust preferred securities;

•	any securities exchange on which the trust preferred securities will be listed;

•

whether such trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for such global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of such trust preferred securities.

Each prospectus supplement will describe the United States federal income tax considerations applicable to the purchase, holding and disposition of the series of trust preferred securities covered by the prospectus supplement.

Liquidation Distribution Upon Dissolution

Unless otherwise specified in the applicable prospectus supplement, each trust declaration will state that the related Trust shall be dissolved:

•	upon the expiration of the term of such Trust;

•	upon the bankruptcy of Torchmark;

•	upon the filing of a certificate of dissolution or its equivalent by Torchmark;

•	upon the consent of at least a majority in liquidation amount of the trust preferred securities of the related Trust to dissolve the Trust;

•	90 days after the revocation of our charter and the charter is not reinstated during that 90-day period;

•

upon the written direction from us to dissolve the Trust and, after the Trust pays all amounts owed to creditors of the Trust, to distribute the related debt securities directly to the holders of the trust preferred and trust common securities of the applicable Trust in exchange for those securities within 90 days after notice, as long as the property trustee and the regular trustees receive an opinion of counsel experienced in such matters to the effect that the holders of the trust preferred and the trust common securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the dissolution of the Trust and the distribution of the debt securities;

•

upon the occurrence of adverse tax or other specified events that cause the Trust to be dissolved, following which, after the Trust pays all amounts owed to creditors of the Trust, the related debt securities will be distributed directly to the holders of the trust preferred and trust common securities of the Trust;

•	before the issuance of any securities with the consent of all regular trustees and Torchmark;

•	upon the redemption of all of the trust common and trust preferred securities of such Trust; or

•	upon entry of a court order for the dissolution of Torchmark or such Trust.

Unless otherwise specified in the applicable prospectus supplement, in the event of a dissolution, after the Trust pays all amounts owed to creditors of the Trust, the holders of the trust preferred and trust common securities issued by the Trust will be entitled to receive:

•

cash equal to the aggregate liquidation amount of each trust preferred and trust common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment; unless

•

debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust preferred and trust common securities are distributed to the holders of the trust preferred and trust common securities, in each case with accumulated but unpaid dividends.

After the liquidation date is fixed for any distribution of debt securities:

•	the trust preferred securities will no longer be deemed to be outstanding;

•

DTC or its nominee, as the registered holder of the trust preferred securities, will receive a registered global certificate or certificates representing debt securities to be delivered upon distribution with respect to the trust preferred securities held by DTC or its nominee; and

•

any certificates representing trust preferred securities not held by DTC or its nominee will be deemed to represent debt securities having a principal amount equal to the stated liquidation amount of the trust preferred securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on the trust preferred securities until the holder of those certificates presents them to the registrar for the trust preferred securities for transfer or reissuance.

If the Trust cannot pay the full amount due on its trust preferred and trust common securities because it does not have enough assets for payment, then the amounts the Trust owes on its trust preferred and trust common securities will be proportionately allocated. However, if an event of default under the related trust declaration or trust preferred securities guarantee has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Events of Default

An event of default under the indenture relating to a series of debt securities is an event of default under the trust declaration of the Trust that owns those debt securities. See “Description of Debt Securities—Events of Default.”

Under the trust declaration, we, as the holder of the trust common securities, will be treated as if we have waived an event of default under the trust declaration that affects us until all events of default under the trust declaration affecting the trust preferred securities have been cured, waived or eliminated.

Torchmark and the regular trustees of a Trust must file annually with the applicable property trustee a certificate stating whether or not Torchmark is in compliance with all the applicable conditions and covenants under the related trust declaration.

Upon the happening of an event of default under the trust declaration, the property trustee of the applicable Trust, as the sole holder of the debt securities held by that Trust, will have the right under any indenture to declare the principal of, premium, if any, and interest on such debt securities to be immediately due and payable.

If a property trustee fails to enforce its rights under the related trust declaration or any indenture to the fullest extent permitted by law and by the terms of the trust declaration and any indenture, any holder of the trust preferred securities issued by the Trust may sue us, or seek other remedies, to enforce the property trustee’s rights under the trust declaration or any indenture without first instituting a legal proceeding against the property trustee or any other person.

If we fail to pay principal, premium, if any, or interest on a series of debt securities when payable, then a holder of the related trust preferred securities may directly sue us, or seek other remedies, to collect its proportional allocation of payments owned.

Removal and Replacement of Trustees

Only we, as the only holder of a Trust’s trust common securities, have the right to remove or replace the trustees of such Trust, except that if an event of default under the indenture has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities may remove and replace the property trustee and the Delaware trustee. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the trust declaration for that Trust.

Conversion or Exchange Rights

The terms that govern whether trust preferred securities of any series are convertible into or exchangeable for securities of ours will be set forth in the prospectus supplement relating to the trust preferred securities. The terms will include provisions regarding whether conversion or exchange is mandatory, at the option of the holder or at our option and may include provisions that adjust the number of securities of ours that the holders of trust preferred securities may receive.

Mergers, Consolidations or Amalgamations of the Trusts

A Trust may not consolidate, amalgamate, merge with or into, be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation or other body (“Merger Event”), except as described below. A Trust may, with the consent of a majority of its regular trustees and without the consent of the holders of its trust preferred and trust common securities or the other trustees, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that:

•	the successor entity either:

(1)	assumes all of the obligations of the Trust relating to its trust preferred and trust common securities; or

(2)	substitutes for the Trust’s trust preferred and trust common securities other securities substantially similar to the Trust’s trust preferred and trust common securities, so long as the successor securities rank the same as the trust preferred and trust common securities for distributions and payments upon liquidation, redemption and otherwise;

•	we acknowledge a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust as the holder of the particular series of debt securities;

•

the Merger Event does not adversely affect the rights, preferences and privileges of the holders of its trust preferred and trust common securities or successor securities in any material way, except concerning any dilution of the holders’ interest in the successor entity;

•	the Merger Event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized statistical rating organization;

•	the successor entity has a purpose substantially identical to that of the Trust;

•

the trust preferred securities or any successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or with another organization on which the preferred securities are then listed;

•	prior to the Merger Event, we have received an opinion of counsel from a firm qualified to give such opinion stating that (a) the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the trust preferred securities or common securities, including any successor securities, in any material respect, (b) following the Merger Event, neither the Trust nor the successor entity will be required to register as an “investment company” under the Investment Company Act of 1940 and (c) following the Merger Event, the Trust or the successor entity will be classified as a grantor trust for United Stated federal income tax purposes; and

•	we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the applicable guarantee of the trust preferred securities of the Trust.

In addition, unless all of the holders of the trust preferred and trust common securities approve otherwise, a Trust shall not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such transaction would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Declarations

The holders of trust preferred securities have no voting rights except as discussed below and under “—Mergers, Consolidations or Amalgamations of the Trusts” and “Description of the Trust Preferred Securities Guarantees—Amendments and Assignment,” and as otherwise required by law and the trust declaration for the applicable Trust.

A trust declaration may be amended if approved by a majority of the regular trustees, and in limited circumstances, the property trustee, of the applicable Trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose to effect,

•

any action that would adversely affect the powers, preferences or special rights of the Trust’s trust preferred and trust common securities, whether by way of amendment to such trust declaration or otherwise, or

•	the dissolution, winding-up or termination of the Trust other than under the terms of its trust declaration,

then the holders of the Trust’s trust preferred and trust common securities voting together as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred and trust common securities affected by the amendment or proposal.

If any amendment or proposal referred to above would adversely affect only the trust preferred securities or only the trust common securities of a Trust, then only the affected class will be entitled to vote on the amendment or proposal and the amendment or proposal will only be effective with the approval of at least a majority in liquidation amount of the affected class. Notwithstanding the foregoing, the amount or timing of any distribution on the trust preferred securities or trust common securities or the right of the holders of the trust preferred securities or trust common securities to institute suit for enforcement after a payment date may not be amended without the consent of all holders of the trust’s preferred and common securities.

No amendment may be made to a trust declaration, if the amendment would:

•	cause the related Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

•	reduce or otherwise adversely affect the powers of the related property trustee, unless approved by that property trustee; or

•	cause the related Trust to be deemed to be an “investment company” which is required to be registered under the Investment Company Act.

The holders of a majority in aggregate liquidation amount of the trust preferred securities of each Trust have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

•

direct the exercise of any trust or power conferred upon such property trustee under that Trust’s trust declaration, including the right to direct the property trustee, as the holder of a series of debt securities, to

(1)	exercise the remedies available under any indenture involving the debt securities,

(2)	waive any event of default under any indenture that is waivable,

(3)	cancel an acceleration of the principal of the debt securities, or

(4)	consent to any amendment, modification or termination of the indenture where consent is required,

but if an event of default under any indenture has occurred and is continuing, then the holders of 25% of the aggregate liquidation amount of the trust preferred securities may direct the property trustee to declare the principal of and interest on the debt securities immediately due and payable. If, however, any indenture requires the consent of the holders of more than a majority in aggregate principal amount of a series of debt securities (a “super-majority”), then the property trustee for the trust preferred securities related to that series of debt securities must get approval of the holders of the same super-majority in liquidation amount of the trust preferred securities. In addition, before taking any of the foregoing actions, except for directing the time, method and place of conducting any proceeding for any remedy available to the property trustee, the property trustee must obtain an opinion of counsel from a firm qualified to give such opinion stating that the action would not cause the Trust to be classified as other than a grantor trust for United States federal income tax purposes.

The property trustee of a Trust will notify all trust preferred securities holders of the Trust of any notice of default received from the Trustee concerning the debt securities held by the Trust.

As described in each trust declaration, the regular trustee may hold a meeting to have trust preferred securities holders vote on a change or have them approve the change by written consent.

If a vote of trust preferred securities holders is taken or a consent is obtained, any trust preferred securities that are owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding. This means that:

•	we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

•

any trust preferred securities owned by us, the regular trustees or any of our respective affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

Information Concerning the Property Trustee

The property trustee will be unaffiliated with us. For matters relating to compliance with the Trust Indenture Act, the property trustee of each Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of an event of default under the trust declaration of the applicable Trust, undertakes to perform only those duties that are specifically stated in the applicable trust declaration and, upon an event of default under the trust declaration, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. In addition, the property trustee is under no obligation to exercise any of the powers given it by the applicable trust declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

Miscellaneous

The trustees of each Trust are authorized and directed to conduct the affairs of and to operate the Trust in such a way that:

•	the Trust will not be deemed to be an “investment company” required to be registered under the Investment Company Act;

•	the Trust will be classified as a grantor trust for United States federal income tax purposes; and

•	the debt securities held by the Trust will be treated as indebtedness of Torchmark for United States federal income tax purposes.

The regular trustees of a Trust are authorized to take any legal action not inconsistent with the trust declaration that the regular trustees determine to be necessary or desirable in carrying out the activities of the Trust so long as the action does not adversely affect the interests of the holders of the trust preferred or trust common securities or vary the terms of the trust preferred securities.

Holders of trust preferred securities have no preemptive or similar rights.

A Trust may not borrow money, issue debt or pledge any of its assets.

The property trustee will promptly make distributions to the holders of the Trust’s preferred securities and common securities out of funds received by such Trust from holding our debt securities.

Governing Law

Each trust declaration and the related trust preferred securities will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the Indentures described below.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt (“Senior Debt Securities”), our senior subordinated debt (“Senior Subordinated Debt Securities”), our subordinated debt (“Subordinated Debt Securities”) or our junior subordinated debt (“Junior Subordinated Debt Securities” and, together with the Senior Subordinated Debt Securities and the Subordinated Debt Securities, the “Subordinated Securities”). Any Senior Debt Securities we offer will be issued under an Indenture dated February 1, 1987, between Torchmark and The Bank of New York Mellon Trust Company, N.A. (as the ultimate successor trustee to both Morgan Guaranty Trust Company of New York and The Bank of New York) (as amended by the Supplemental Indenture dated December 14, 2001 and the Second Supplemental Indenture dated June 23, 2006, the “Senior Indenture”). The Senior Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We have the authority to appoint an additional trustee with respect to each series of Senior Debt Securities issued under the Senior Indenture.

The Senior Debt Securities will rank on an equal basis with all other unsecured debt of Torchmark except any subordinated indebtedness of Torchmark. In particular, the Senior Debt Securities will rank on an equal basis with our 8 1/4% Senior Debentures Due 2009, our 7 7/8% Notes Due 2023, our 7 3/8% Notes due 2013 and our 6.375% Senior Notes Due 2016.

Any Subordinated Securities we offer will be issued under a separate Junior Subordinated Indenture dated November 2, 2001, between Torchmark and The Bank of New York Mellon Trust Company, N.A. (as the ultimate successor trustee to The Bank of New York) (the “Junior Indenture,” and together with the Senior Indenture, the “Indentures”). The Junior Indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Debt securities, whether senior, senior subordinated, subordinated or junior subordinated, may be issued as convertible debt securities or exchangeable debt securities. All capitalized terms not defined herein have the meanings specified in the Indentures.

General Terms of The Indentures

The debt securities will be unsecured general obligations of the Company. The Indentures do not limit the amount of debt securities that we may issue. The Indentures provide that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate.

We may issue the debt securities issued under the Indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for United States federal income tax purposes, be treated as if they were issued with “original issue discount” (“OID”) because of interest payment and other characteristics. Special United States federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	the title;

•	the designation, the aggregate principal amount and the authorized denominations;

•	whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

•	whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which principal is payable;

•

the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	our rights or obligations to redeem or purchase the debt securities;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

•	the currency or currencies of payment of principal or interest;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the terms, if any, under which any debt securities will rank junior to any of our other debt;

•

if the amounts of payments of principal or interest are to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect to them;

•	if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

•	if applicable, covenants affording holders of debt protection against changes in our operations, financial condition or transactions involving us;

•	the trustee with respect to the securities of the series;

•

if issued in the form of one or more global securities, the depositary with respect to such global security or securities and the circumstances under which any such global security may be exchanged for securities registered in the name of a person other than the depositary; and

•	any other specific terms of any debt securities.

The applicable prospectus supplement will present United States federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted.

Senior Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Debt Securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Senior Subordinated Debt Securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including Senior Debt Securities. We will state in the applicable prospectus supplement relating to any Senior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Senior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior subordinated debt. We will state in the applicable prospectus supplement relating to any Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Junior Subordinated Debt Securities

Payment of the principal of, premium, if any, and interest on Junior Subordinated Debt Securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior, senior subordinated and subordinated debt. We will state in the applicable prospectus supplement relating to any Junior Subordinated Debt Securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the Junior Subordinated Debt Securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Limitations on Liens

Under the Senior Indenture, we will not, and will not permit any of our subsidiaries to incur any indebtedness which is secured by an encumbrance of any nature (a “Mortgage”) on the common stock of Liberty National, United American, Globe Life, United Investors, American Income, or any other Significant Subsidiary (as such term is defined in Regulation S-X promulgated by the SEC) of ours (the “Designated Subsidiaries”), unless the Senior Debt Securities and, if we so elect, any other indebtedness of ours ranking at least on an equal basis with the Senior Debt Securities, shall be secured equally and ratably with, or prior to, such other secured indebtedness. We are not restricted, however, from incurring indebtedness for money borrowed secured as follows:

(1)	Mortgages securing indebtedness owed by a Designated Subsidiary to another Designated Subsidiary or to Torchmark;

(2)	pledges or deposits under workers’ compensation or other similar laws and liens of judgments thereunder that are not currently dischargeable;

(3)	good faith deposits in connection with leases to which we or any Designated Subsidiary is a party;

(4)	deposits to secure our public or statutory obligations;

(5)	deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters;

(6)	deposits in litigation or other proceedings;

(7)	Mortgages created by or resulting from any judgments or awards against us or the Designated Subsidiaries with respect to which we are in good faith prosecuting an appeal or other review proceedings, or Mortgages incurred by us or any Designated Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation to which we are a party; or

(8)	Mortgages for taxes or assessments, governmental charges or levies not yet due or delinquent, or which can be paid thereafter without penalty, or which are being contested in good faith by appropriate proceedings.

Limitations on Sales of Capital Stock of Certain Subsidiaries

Under the Senior Indenture, we are not permitted to issue, sell, transfer or dispose of (except to certain of our affiliates) any shares of capital stock of any Designated Subsidiary of ours unless the entire capital stock of such subsidiary is disposed of for consideration of cash or property, which, in the opinion of our Board of Directors, is at least equal to the fair value of such capital stock.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person unless (a) we will be the continuing corporation or (b) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the Indentures. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under either of the Indentures, and no event which, after notice or lapse of time or both, would become an event of default under either of the Indentures, has happened and is continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the Indentures, we will be discharged from all our obligations under the debt securities and the Indentures except in limited circumstances.

Events of Default

The term “Event of Default,” when used in the Indentures, unless otherwise indicated, means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments after the date payment is due and payable (and in the case of the Senior Indenture, 10 days after the date payment is due);

•	failure to perform other covenants or agreements for 60 days after notice is given that performance was required;

•	events in bankruptcy, insolvency or reorganization of Torchmark; or

•

a default under any other indebtedness of Torchmark if Torchmark fails to pay a principal amount due in excess of $10,000,000 or if a principal amount in excess of $10,000,000 is declared due prior to the date it would have otherwise been due (which, in the case of the Junior Indenture, continues for 30 days after notice thereof).

If an Event of Default involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default involving bankruptcy, insolvency or reorganization of Torchmark occurs under the Junior Indenture, then the principal of all prior subordinated debt securities will be immediately due and payable.

We will be required to file annually with the trustee a certificate, signed by an officer of Torchmark, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the Indentures.

Registered Global Securities

We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for such registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to transfer beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the Indentures.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the Indentures.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither Torchmark, the trustee nor any other agent of Torchmark or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, or if an Event of Default involving any series of debt securities has occurred and is occurring, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these securities with a common depositary for Euroclear System and Clearstream Banking, société anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

We can discharge or decrease our obligations under each of the Indentures as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“defeasance”). We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the

Indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration (“covenant defeasance”). We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series and any mandatory sinking fund payments;

•

we deliver to the trustee an opinion of counsel from a law firm qualified to give such opinion to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities; and

•

in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date or, in the case of covenant defeasance under the Junior Indenture, on the 61st day after the deposit date.

Although we may discharge or decrease our obligations under the Indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indentures

The Indentures provide that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants for the protection of the holders of debt securities;

•	add any additional events of default under the Indentures;

•	cure any ambiguity or correct any inconsistency in the Indentures;

•	change or eliminate provisions of the Senior Indenture, provided such change or elimination will only become effective after all then current outstanding debt securities are no longer outstanding;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

Each of the Indentures also provides that we and the trustee may, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of debt securities of all series of Senior Debt Securities or a majority in aggregate principal amount of debt permitted of all series of Subordinated Securities, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the applicable indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of any debt security;

•	reduce the principal amount or premium, if any, or reduce the rate or extend the time of payment of interest on any debt security;

•	reduce the amount payable upon redemption;

•	change the currency in which the principal, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	modify the subordination provisions of the junior subordinated debt securities in a manner adverse to the holders thereof; or

•

reduce the percentage of debt securities of any series, the consent of whose holders is required for any modification of the Indentures or, waive compliance with or default under certain provisions of the Indentures.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under both Indentures. Torchmark may also maintain banking and other commercial relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. The Indentures contain certain limitations on the right of the trustee, should it become a creditor of Torchmark, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. A trustee under the Indentures will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing Law

The Indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF TRUST PREFERRED SECURITIES GUARANTEES

The following is a description of the material terms of the trust preferred securities guarantees. If we plan to issue a trust preferred securities guarantee in the future that differs from this description, we will file a prospectus supplement with the additional terms. You should also read the guarantees. We have filed the form of guarantees with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

We will execute a guarantee, which benefits the holders of trust preferred securities, at the time that a Trust issues those trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise stated in a prospectus supplement, The Bank of New York Mellon Trust Company, N.A. will act as indenture trustee under each guarantee for the purposes of compliance with the Trust Indenture Act. The trustee will hold each guarantee for the benefit of the holders of the preferred securities of the applicable Trust.

We will agree, as described in each guarantee, to pay in full to the holders of the trust preferred securities issued by the applicable Trust, the Guarantee Payments, when and as due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The following payments (“Guarantee Payments”), if not previously paid by a Trust, will be covered by the applicable guarantee:

•	any accumulated and unpaid distributions required to be paid on the applicable trust preferred securities, if the Trust has funds available to make the payment;

•	the redemption price and all accumulated and unpaid distributions to the date of redemption, if the Trust has funds available to make the payment; and

•

upon a voluntary or involuntary dissolution, winding up or termination of the Trust, other than in connection with a distribution of debt securities to holders of the applicable trust preferred securities or the redemption of all the trust preferred securities, the lesser of:

(1)	the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accumulated and unpaid distributions on the trust preferred securities to the date of payment, if the Trust has funds available to make the payment; and

(2)	the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and termination of the Trust.

Our obligation to make a Guarantee Payment may be satisfied by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

No single document executed by us relating to the issuance of trust preferred securities will provide for a full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under any indenture and the applicable guarantee and trust declaration that has the effect of providing a full, irrevocable and unconditional guarantee of a Trust’s obligations under its trust preferred securities.

Status of The Trust Preferred Securities Guarantees

Each guarantee will constitute an unsecured obligation of Torchmark and will rank:

•	subordinate and junior in right of payment to all of our other liabilities, except those obligations made equal or junior to our obligations under a guarantee;

•

equal with the most senior preferred or preference stock now or hereafter issued by us, and with any guarantee now or hereafter issued by us in respect of any preferred or preference stock of any of our affiliates; and

•	senior to our common stock.

Each trust declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the guarantee. Each guarantee will constitute a guarantee of payment and not of collection. In other words, the holder of the guaranteed security may sue us, or seek other remedies, to enforce its rights under the guarantee without first suing any other person or entity.

Termination of the Trust Preferred Securities Guarantee

A guarantee will terminate upon the earlier of:

•	the full payment of the redemption price of the trust preferred securities and all accumulated and unpaid distributions with respect thereto;

•	the distribution to the applicable holders of trust preferred securities of the corresponding series of debt securities under the appropriate trust declaration; or

•	the full payment of the amounts payable under the appropriate trust declaration upon liquidation of the Trust.

Each guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities issued by the applicable Trust must restore payment of any sums paid under such trust preferred securities or such guarantee.

Amendments and Assignment

Changes to the guarantee that do not adversely affect the rights of holders of trust preferred securities may be made without the consent of those holders. Otherwise, a guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding trust preferred securities. A description of the way to obtain any approval is described under “Description of the Trust Preferred Securities—Voting Rights; Amendment of Declarations.” All guarantees and agreements contained in the guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Trust Preferred Securities Guarantee Events of Default

An event of default under a guarantee occurs if we fail to make any of our required payments or perform our obligations under the guarantee.

The holders of at least a majority in aggregate liquidation amount of the trust preferred securities relating to each guarantee, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee relating to that guarantee or to direct the exercise of any Trust or power given to the trustee under the guarantee.

Information Concerning the Trust Preferred Guarantee Trustee

The trustee under a guarantee, will only perform the duties that are specifically described in the guarantee. The trustee will not be liable for any action taken or omitted in good faith and reasonably believed by it to be authorized or within its discretion under the guarantee. A trustee is under no obligation to exercise any of its powers as described in the applicable guarantee at the request of any holder of covered trust preferred securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Miscellaneous

Torchmark will pay all fees and expenses related to:

•	the offering of the trust preferred securities and the junior subordinated debentures;

•	the organization, maintenance and dissolution of the Trusts;

•	the retention of the trustees; and

•	the enforcement by the property trustee of the rights of the holders of the trust preferred securities.

Governing Law

The guarantees will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST PREFERRED SECURITIES GUARANTEES AND THE SUBORDINATED DEBT SECURITIES HELD BY EACH TRUST

We will guarantee payments of distributions and redemption and liquidation payments due on each series of the trust preferred securities, if the applicable Trust has funds available for the payments, as described under “Description of the Trust Preferred Securities Guarantees.” No single document executed by us in connection with the issuance of any series of the trust preferred securities will provide for a full, irrevocable and unconditional guarantee of any trust preferred securities. It is only the combined operation of our obligations under the applicable guarantee, trust declaration and the indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust’s obligations under its trust preferred securities.

As long as we make payments of interest and other payments when due on the debt securities held by a Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by that Trust, primarily because:

•	the aggregate principal amount of the debt securities will be equal to the sum of the aggregate liquidation amount of the trust preferred and trust common securities;

•	the interest rate and interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

•	we will pay for any and all costs, expenses and liabilities of each Trust, except such Trust’s obligations under its trust preferred securities; and

•	each trust declaration provides that the related Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

If we do not make payments on the debt securities, the applicable Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the Trust’s trust declaration if we make a payment to you in any legal action.

A holder of any trust preferred security may sue us, or seek other remedies, to enforce its rights under the guarantee without first suing the applicable trustee, the Trust that issued the trust preferred security or any other person or entity.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, to purchase debt securities, common stock, preferred stock, or any combination of these securities. Warrants may be issued by us independently or together with any underlying securities and may be attached to or separate from the underlying securities. We will issue each series of warrants under a separate warrant agreement to be entered into by us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following outlines some of the general terms and provisions of the warrants. Further terms of the warrants and the applicable warrant agreement will be stated in the applicable prospectus supplement. The following description and any description of the warrants in a prospectus supplement may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the warrant agreement, a form of which will be filed as an exhibit to the registration statement which contains this prospectus.

The applicable prospectus supplement will describe the terms of any warrants that we may offer, including the following:

•	the title and the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies investors may use to pay for the warrants;

•	the designation and terms of the underlying securities purchasable upon exercise of the warrants;

•	the price or prices at which the warrants are exercisable;

•	the currency or currencies, including composite currencies, in which the warrants are exercisable;

•	the date or dates on which the right to exercise the warrants commence and expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent;

•	the periods during which and places at which such warrants are exercisable;

•	the exchanges, if any, on which such warrants may be listed;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of common stock or preferred stock will not have any rights of holders of the stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights, if any, of the stock purchasable upon such exercise.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue stock purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, a specified or varying number of shares of our common stock, preferred stock or depositary shares at a future date or dates. Alternatively, the stock purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of shares of common stock, preferred stock or depositary shares. The price per share of our common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts.

The applicable prospectus supplement will describe the terms of any stock purchase contract. The preceding description and any description of stock purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the stock purchase contract agreement and, if applicable, collateral arrangements and depository arrangements relating to such stock purchase contracts.

DESCRIPTION OF UNITS

We may issue units of securities consisting of two or more of the other securities described in this prospectus in any combination. The applicable prospectus supplement will describe the terms of any units and the securities comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately. The units will be issued pursuant to unit agreements or other documents to be issued by us. You should read the particular terms of the unit agreement and/or other documents, which will be described in more detail in the applicable prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the securities being offered by this prospectus will be passed upon for us by Maynard, Cooper & Gale, P.C., Birmingham, Alabama. Unless otherwise indicated in a prospectus supplement, certain matters of Delaware law relating to the validity of the trust preferred securities and the formation of the Trusts will be passed upon for the Trusts and us by Morris, Nichols, Arsht & Tunnell LLP, Wilmington, Delaware, special Delaware counsel to Torchmark and each Trust.

EXPERTS

The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from Torchmark’s Annual Report on Form 10-K, and the effectiveness of Torchmark’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our common stock is traded on the New York Stock Exchange under the symbol “TMK” and on the International Stock Exchange in London, England under the symbol “TMK.” You may inspect the reports, proxy statements and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may find additional information about us at our web site at http://www.torchmarkcorp.com. The information on our web site is not part of this prospectus.

This prospectus is a part of the registration statement on Form S-3 that we and the Trusts have filed with the SEC. This prospectus does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Torchmark, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

The SEC’s rules allow us to incorporate by reference information that we file with the SEC into this prospectus. This means we can disclose important information to you by referring you to other documents. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Torchmark’s Annual Report on Form 10-K for the year ended December 31, 2008;

(2)	Torchmark’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

(3)	Torchmark’s Current Reports on Form 8-K filed by Torchmark on January 6, 2009, June 5, 2009, June 8, 2009 and June 9, 2009;

(4)	The description of Torchmark’s common stock contained in Torchmark’s Form 8-K filed with the SEC on June 9, 2009, as amended or updated; and

(5)	All filings made by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Requests should be directed to Investor Relations Department, Torchmark Corporation, 3700 South Stonebridge Drive, McKinney, Texas 75070 (telephone 972-569-4000).

We have not included or incorporated by reference in this prospectus any separate financial statements of the Trusts. We do not believe that these financial statements would provide holders of trust preferred securities with any important information for the following reasons:

•	The Trusts are subsidiaries of Torchmark, which files consolidated financial information under the Exchange Act;

•	The Trusts do not have any independent operations other than to issue preferred and common securities and to purchase and hold our debt securities;

•	The Trusts’ only material assets will be our debt securities when issued; and

•

The combined obligations of Torchmark under the debt securities, the Trust Preferred Securities Guarantees, the Declarations and the Indenture, as described in this prospectus, have the effect of providing a full, irrevocable and unconditional guarantee of the Trusts’ obligations under their trust preferred securities.

The Trusts are exempt from the SEC’s periodic reporting requirements for as long as Torchmark continues to file its financial statements with the SEC.

$300,000,000

9.25% Senior Notes Due 2019

PROSPECTUS SUPPLEMENT

June 25, 2009

Joint Book-Running Managers

Wachovia Securities	SunTrust Robinson Humphrey

Co-Managers

Morgan Keegan & Company, Inc.

Comerica Securities	U.S. Bancorp Investments, Inc.	BBVA Securities	KeyBanc Capital Markets